Registration No. 333-149714

As filed with the Securities and Exchange Commission on April 24, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1

TIAA-CREF Life Insurance Company

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	13-3917848 (I.R.S. Employer Identification No.)

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017-3206

(212) 490-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ken Reitz, Esq.

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262-8500

(704) 988-4455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary E. Thornton, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, DC 20004

(202) 383-0698

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

May 1, 2009 TIAA-CREF INVESTMENT HORIZON ANNUITY

Individual Flexible Premium Modified Guaranteed Annuity Contract

Issued by TIAA-CREF Life Insurance Company (“TIAA-CREF Life”) and offered through TIAA-CREF Individual & Institutional Services, LLC (“Services”).

This prospectus describes information you should know before investing in the TIAA-CREF Investment Horizon Annuity, an individual flexible premium modified guaranteed annuity contract (the “Contract”) issued by TIAA-CREF Life. Before you invest, please read this prospectus carefully and keep it for future reference. Some of the terms and phrases that we use in this prospectus have a particular meaning, and, in the “Definitions” section of this prospectus, we define them so you will know how we are using those terms and phrases.

The Contract is designed for individual investors who desire to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. Whether the Contract is available to you is subject to approval by regulatory authorities in your state. We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under Sections 408 or 408A of the Internal Revenue Code.

To purchase a Contract, you must pay a single Premium of at least $5,000. You must then allocate your initial Premium among one or more Fixed Term Deposit options (each an “FTD”), each of which will grow at a specified guaranteed rate of interest for the stated period. The minimum allocation to an FTD is $5,000. We currently offer ten FTDs, ranging from one year to ten years in duration. We will make the determination as to the interest rates we will declare for each FTD option. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you.

Purchasing this Contract involves certain risks.  If you surrender your Contract or make a withdrawal more than 30 days prior to the end of an FTD’s term, we will deduct a surrender charge. In addition, if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply a Market Value Adjustment (“MVA”) to the amount being surrendered, withdrawn, or applied to an Income Option. The MVA may be either positive or negative. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term.

Also, when you surrender your Contract or take withdrawals from an FTD, Federal income tax is imposed on the entire gain in your Contract, not just the gain for that FTD. Withdrawals before age 59 1/2 may also incur a 10% IRS tax penalty on earnings. You should carefully discuss your personal tax situation with your qualified tax advisors before you purchase a Contract.

Additional information about these risks appears on pages 12 and 15 under “The Contract” – “Charges,” pages 8 through 11 under “The Contract”—“Market Value Adjustment (MVA),” and on pages 17 through 20 under “Federal Income Taxes.”

We offer the Contract through Services, which is the principal underwriter. Services is not required to sell any specific number or dollar amount of Contracts. There are no arrangements to place funds in an escrow, trust, or similar account. This will be a continuous offering.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution, and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. It is subject to investment risk, including the possible loss of investment principal.

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This prospectus outlines the terms of the individual flexible premium modified guaranteed annuity issued by TIAA-CREF Life. It does not constitute an offering in any jurisdiction where such an offering cannot lawfully be made. No dealer, salesman, or anyone else is authorized to give any information or to make any representation about this offering other than what is contained in this prospectus. If anyone does so, you should not rely on it.

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DEFINITIONS

Throughout the prospectus, “TIAA-CREF Life,” “we,” and “our” refer to TIAA-CREF Life Insurance Company. “You” and “your” mean any Contractowner or any prospective Contractowner. The terms and phrases below are defined so you will know precisely how we are using them. To understand some definitions, you may have to refer to other terms that we have defined.

Accumulation Period.  The period of time beginning on the date your Contract is issued and ending on the earlier of the annuity starting date or the date the Contract is terminated.

Administrative Office.  The office you must contact to exercise any of your rights under the Contract. Unless otherwise specified in this prospectus, you should send your completed application and your initial Premium to: TIAA-CREF Life Insurance Company, P.O. Box 724508, Atlanta, GA, 31139; Telephone: 877-694-0305; you should send all subsequent Premiums and any other requests to: TIAA-CREF Investment Horizon Annuity, P.O. Box 933898, Atlanta, GA 31193-3898.

Annuitant.  The natural person whose life is used in determining the annuity payments to be received. The Annuitant may be the Contractowner or another person.

Beneficiary.  Any person or institution named to receive benefits if you die during the Accumulation Period or while any annuity income or death benefit payments remain due. You do not have to name the same Beneficiary for both of these two situations.

Business Day.  Any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 pm Eastern time, or an earlier time if we so notify you, or when trading closes on the New York Stock Exchange, if earlier.

Calendar Day.  Any day of the year. Non-Business Day Calendar Days end at 4:00 pm Eastern time, or an earlier time if we so notify you.

Contract.  The individual flexible premium modified guaranteed annuity contract described in this prospectus.

Contract Value.  The sum of all Premiums allocated to the FTDs, plus any amounts held in the Short Term Holding Account, plus all interest earned, minus any withdrawals, plus or minus any MVAs, and minus any surrender charges and premium taxes.

Contractowner.  The person (or persons) who controls all the rights and benefits under a Contract. If there are two owners, one must be designated as the primary Contractowner on the completed application, and the joint owner must be the spouse of the primary Contractowner.

Fixed Term Deposit (“FTD”).  The options available for allocation of your Premium(s) under the Contract. Each option varies in length (from one year to ten years) and guarantees a specified rate of interest for the specified term.

FTD Value.  The portion of the Contract Value allocated to an FTD.

General Account.  All of our assets and liabilities other than those allocated to any segregated TIAA-CREF Life Separate Account. The Short Term Holding Account is part of our General Account.

Income Option.  Any of the ways you can receive annuity income.

IRC.  The Internal Revenue Code of 1986, as amended.

IRS.  The Internal Revenue Service.

Market Value Adjustment (“MVA”).  An adjustment that either increases or decreases the amount we will pay you if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply the Contract Value to an Income Option, subject to certain exceptions.

Premium.  Any amount you invest (i.e., pay) into the Contract.

Second Annuitant.  The natural person whose life is used together with the life of the Annuitant in determining the annuity payments to be received under a Survivor Income Option.

Short Term Holding Account.  An account that is part of our General Account and that will contain all Contract Value of your Contract that has not been allocated to an available FTD.

Survivor Income Option.  An option that continues lifetime annuity payments as long as either the Annuitant or the Second Annuitant is alive.

TIAA.  Teachers Insurance and Annuity Association of America. TIAA-CREF Life is a wholly-owned subsidiary of TIAA.

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SUMMARY

You should read this summary together with the detailed information you will find in the rest of the prospectus.

WHAT IS THE TIAA-CREF INVESTMENT HORIZON ANNUITY?

The TIAA-CREF Investment Horizon Annuity is an individual flexible premium modified guaranteed annuity contract that allows you to accumulate funds on a tax-deferred basis for retirement or other long-term investment purposes and to receive future payment of those funds as lifetime income or through other payment options. You generally are not taxed on any earnings or appreciation on the assets in the Contract until money is taken out of the Contract.

Currently, Premiums can be allocated to any of ten FTD options which can be chosen by you. Each FTD option guarantees a specified rate of interest for the specified term.

The Contract is available to you provided that it has been approved by the insurance department of your state of residence. Approvals are pending in certain jurisdictions.

WHAT FEES AND EXPENSES MAY BE DEDUCTED FROM MY CONTRACT?

There are certain fees and expenses that may be deducted from your Contract.

•

Premium taxes – we may deduct premium taxes from your Contract Value when it is applied to an Income Option, or when Premiums are paid. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by state insurance laws.

•

Annual maintenance fee – during the Accumulation Period, we will deduct an annual maintenance fee of $25 from your Contract Value (if your Contract Value is less than $25,000) on each anniversary and upon surrender of your Contract.

•

Surrender charge – we will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. The surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law. We will not assess a surrender charge upon cancellation of your Contract during the “free look” period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option. Contracts issued to Connecticut residents use the term “Disintermediation Risk Charge” as opposed to “Surrender Charge.” We typically calculate the surrender charge and MVA independently of one another, each calculated based on your Contract Value that you are withdrawing before any of the other adjustments. However, if you were a New York resident at the time you purchased your Contract, we will instead assess the surrender charge on the amount surrendered or withdrawn after that amount has been adjusted by the MVA. In addition, under New York regulations, the surrender charge we impose for New York Contractowners is subject to limitations in accordance with the formulas set forth in this Prospectus’ “THE CONTRACT – CHARGES” section.

•

Market value adjustment – if, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. We will not apply an MVA upon cancellation of the Contract during the “free look” period, on systematic interest withdrawals, upon surrender or withdrawal from an FTD within the last 30 days of an FTD’s term, upon application of the Contract Value to an Income Option during the last year of an FTD’s term, or upon payment of the death benefit. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment.

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Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term.

For more details, see “The Contract” – “Charges.”

WHEN DOES A MARKET VALUE ADJUSTMENT APPLY?

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal, or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being, surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. There are certain circumstances where we will not apply an MVA. State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term. See “The Contract” – “Market Value Adjustment.”

HOW DO I PURCHASE A CONTRACT?

To purchase a Contract, you must complete an application and make an initial Premium of at least $5,000. Additional Premiums must be at least $5,000. The minimum allocation to an FTD is $5,000. For details, see “The Contract” – “Purchasing a Contract and Remitting Premiums.”

CAN I CANCEL MY CONTRACT?

You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 30 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the “free look” period. For details, see “The Contract” – “Purchasing a Contract and Remitting Premiums.”

CAN I MAKE CASH WITHDRAWALS FROM THE CONTRACT?

You may surrender your Contract or take cash withdrawals at any time before the annuity starting date. All cash withdrawals must be for at least $1,000 from an FTD, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. A systematic interest withdrawal program is also available at Contract application. For details, see “The Contract” – “Cash Withdrawals.” Cash withdrawals may be taxed. You may have to pay an IRS tax penalty on earnings if you take a cash withdrawal before age 59 1/2. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will be subject to a surrender charge and an MVA. See “The Contract” – “Charges” – “Surrender Charge” and “The Contract” – “Market Value Adjustment.”

WHAT ARE MY OPTIONS AT THE END OF AN FTD’S TERM?

When an FTD nears maturity at the end of the specified term, you have several options. You may receive all or part of your ending FTD Value without a surrender charge or MVA; you may apply all or part of your ending FTD Value to one or more new FTDs that are available to you at that time; or you may do nothing and allow a new FTD to automatically begin. See “Fixed Term Deposit (FTD)” – “Maturity of a Fixed Term Deposit.”

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WHAT ARE MY OPTIONS FOR RECEIVING ANNUITY PAYMENTS UNDER THE CONTRACT?

Guaranteed fixed annuity payments are available under the Contract and are payable from our General Account. The Contract offers a variety of Income Options, including: One-Life Annuities, which pay income as long as the Annuitant lives or until the end of a specified guaranteed period, whichever is longer; Fixed-Period Annuities, which pay income for a period of between two and 30 years; and Two-Life Annuities, which pay income as long as the Annuitant lives, then continues at either the same or a reduced level for the life of the Second Annuitant or until the end of a specified guaranteed period, whichever is greater. The Fixed-Period Annuities Income Option is not available if you were a New York resident at the time you purchased your Contract. For details, see “The Contract” – “The Annuity Period.”

WHAT DEATH BENEFITS ARE AVAILABLE UNDER THE CONTRACT?

If any Contractowner or Annuitant dies during the Accumulation Period, the death benefit will become available to the death benefit payees. The amount of the death benefit is the Contract Value on the first death benefit payable date. For details, see “Death Benefits.”

TIAA-CREF LIFE INSURANCE COMPANY AND TIAA

The Contracts are issued by TIAA-CREF Life Insurance Company, a stock life insurance company organized under the laws of the State of New York on November 20, 1996. All of the stock of TIAA-CREF Life is owned by Teachers Insurance and Annuity Association of America (TIAA). TIAA-CREF Life’s headquarters are located at 730 Third Avenue, New York, NY 10017-3206.

TIAA is a stock life insurance company organized under the laws of the State of New York. It was founded on March 4, 1918, by the Carnegie Foundation for the Advancement of Teaching. TIAA is the companion organization of the College Retirement Equities Fund (“CREF”), the first company in the United States to issue a variable annuity. CREF is a nonprofit membership corporation established in the State of New York in 1952. Together, TIAA and CREF, serving approximately 3.6 million people and 15,000 institutions, form the principal retirement system for the nation’s education and research communities and one of the largest retirement systems in the world, based on assets under management. Neither TIAA nor CREF stands behind TIAA-CREF Life’s guarantees.

THE CONTRACT

The Contract is an individual flexible premium (you can contribute varying amounts of at least $5,000) modified guaranteed annuity. The material rights, obligations, and benefits of the Contract are described in this prospectus. We plan on offering the Contract in all 50 states and the District of Columbia, although, currently, the Contract will not be available to residents in those jurisdictions where we have not yet received regulatory approval. Contract terms and features may differ due to state laws and regulations. These differences may include, among other things, free look rights, application and calculation of the Market Value Adjustment, availability of certain Income Options, and calculation of the surrender charge. You should review your Contract along with this prospectus to understand the product features and charges under your Contract.

Qualified Contracts.  We are currently not offering contracts issued in connection with retirement plans that are intended to qualify for special Federal income tax treatment under the IRC.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions, including us, to obtain, verify, and record information that identifies each person who opens an account.

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What this means for you:  When you open an account, we will ask for your name, residential address, date of birth, Social Security number, and other information that will allow us to identify you, such as your home telephone number. Until you provide us with the information that we need, we may not be able to issue a Contract to you or effect any transactions for you.

If we are unable to verify your identity, or that of another person authorized to act on your behalf, or if we believe that we have identified potentially criminal activity, we reserve the right to take such action as we deem appropriate, which may include canceling your Contract.

PURCHASING A CONTRACT AND REMITTING PREMIUMS

Minimum Initial Premiums.  We will issue you a Contract as soon as we receive your completed application and your initial Premium at our Administrative Office in good order. (See “The Contract” – “Purchasing a Contract and Remitting Premiums” – “Good Order.”) Your initial Premium will be allocated to the FTD(s) you select within two Business Days of the Business Day on which it is received by us in good order. Initial Premiums must be for at least $5,000 per FTD.

For your initial Premium, please send your check, payable to TIAA-CREF Life Insurance Company, along with your completed application to:

TIAA-CREF Life Insurance Company

P.O. Box 724508

Atlanta, GA 31139

Note that we cannot accept money orders, traveler’s checks, or cash. In addition, we will not accept a third-party check where the relationship of the payor to the Contractowner cannot be identified from the face of the check.

Right to Cancel.  You can examine the Contract and return it to us for a full refund of all Premiums paid until the end of the “free look” period specified in your Contract (which is a minimum of 10 days, but varies by state). We will consider the Contract returned on the date it is postmarked and properly addressed with postage pre-paid or, if it is not postmarked, on the day we receive it at our Administrative Office. We will send you the refund after we get written notice of cancellation and the returned Contract. We will not deduct a surrender charge or apply an MVA if you cancel the Contract during the “free look” period. During the “free look” period, you may not make a withdrawal under your Contract.

Good Order.  We cannot process your requests for transactions relating to the Contract until we have received them in good order at our Administrative Office. “Good order” means the actual receipt of the requested transaction in writing, along with all information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes your completed application, the Contract number, the transaction amount (in dollars), the FTD selected, the signatures of all Contractowners, exactly as registered on the Contract, if necessary, and any other information or supporting documentation that we may require. With respect to purchase requests, “good order” also generally includes receipt of sufficient funds by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

Additional Premiums.  Subsequent Premiums must be for at least $5,000 per FTD. We reserve the right to limit Premiums to no more than $500,000 a year. For additional Premiums, please send your check, payable to TIAA-CREF Life Insurance Company, including your Contract number and FTD allocation choice, to:

TIAA-CREF Investment Horizon Annuity

P.O. Box 933898

Atlanta, GA 31193-3898

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We will allocate each subsequent Premium to a new FTD, based on your instructions, as of the Business Day we receive it in good order. Currently, we will accept Premiums at any time both the Contractowner and the Annuitant are living and your Contract is in the Accumulation Period. However, any premiums received less than one year before your scheduled annuity starting date will be allocated to the Short Term Holding Account. We reserve the right to not accept additional Premiums under this Contract after you have been given three months’ notice.

Electronic Payment.  You may make initial or additional Premium payments by electronic payment. A Federal wire transfer is usually received on a “same” day basis and an Automated Clearing House (“ACH”) transfer is usually received by the second day after transmission. Be aware that your bank may charge you a fee to wire funds, although ACH transfers are usually less expensive than a Federal wire. This is what you need to do:

(1)	If you are sending in an initial Premium, send your completed application to us at our Administrative Office;

(2)	Instruct your bank to wire or transfer money to:

Wachovia Bank, N.A.

ABA Number 031201467

Avondale, PA

Account of: TIAA-CREF Life Insurance Company

Account Number: 2000035305820

(3)	Specify on the wire or transfer:

•	Your name, address and Social Security Number(s) or Taxpayer Identification Number(s)
•	Indicate if the Premium is for a new application or for an existing Contract (provide Contract number and FTD allocation choice, if existing)

Certain Restrictions.  You may only open one Contract in any calendar year. Also, your Contract may not contain more that 120 FTDs at any one time.

If mandated under applicable law, including Federal laws designed to counter terrorism and prevent money laundering, we may be required to reject a Premium payment. We may also be required to block a Contractowner’s account and refuse to pay any request for surrenders, withdrawals, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

We may deduct any charges for premium taxes from your initial or subsequent Premium before we allocate it under the Contract. (See “The Contract” – “Charges” – “Premium Taxes.”)

More About Remitting Premiums.  We will not be deemed to have received any Premiums sent to the addresses designated in this prospectus for remitting Premiums until the third party service that administers the receipt of mail through those addresses has processed the payment on our behalf.

FIXED TERM DEPOSIT (“FTD”)

Fixed Terms.  An FTD is the period of years during which we will credit a specified interest rate. Currently, you can choose from FTDs of one year to ten years (whole years only). If the crediting rate for an FTD is lower than your Contract’s minimum guaranteed interest rate, that FTD will be temporarily unavailable. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90 will be available to you. We reserve the right to stop offering any FTD at any time. If you allocate any part of a Premium to an unavailable FTD, we will not consider your allocation instructions to be in good order and will not process your allocation instructions.

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Crediting Interest.  Each FTD to which you allocate any portion of a Premium or your Contract Value earns interest at the specified interest rate in effect for that FTD from the date the Premium or Contract Value is credited to the FTD through the end of the term of the FTD, or until the FTD Value is surrendered, if earlier. We will credit interest to each FTD on a daily basis. We will also credit interest on a daily basis on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

Maturity of a Fixed Term Deposit.  An FTD matures at the end of the specified term, and the proceeds then become available to the Contractowner(s). Prior to the end of an FTD’s term, you may select from the following options:

(1)	Receive all or part of your ending FTD Value without a surrender charge or MVA;
(2)	Instruct us to apply all or part of your ending FTD Value to one or more new FTDs that you select from the FTDs that we are then offering and are available to you; or
(3)	Do nothing and allow a new FTD to automatically begin.

If any FTD matures after a notice of death is received but before the death benefit is paid, the Contract Value in that FTD will be transferred to the Short Term Holding Account.

We will mail you a notice at least 45 days, but not more than 75 days, prior to maturity of each FTD. Prior to maturity, you must instruct us to either apply the proceeds to one or more new FTDs then available or transfer the proceeds out of the Contract. If no FTDs are then available, you may apply the proceeds to the Short Term Holding Account.

If we have not received valid instructions from you before maturity, the proceeds will be applied to a new FTD with the shortest term then available. If no FTDs are then available, the proceeds will be applied to the Short Term Holding Account. If FTDs become available to you while you have a Contract Value in the Short-Term Holding Account, we will mail you a notice after which you will have at least 15 days, but not more than 45 days, to allocate your Short Term Holding Account accumulation among the available FTDs. If we do not receive valid instructions from you in that time frame, your entire Contract Value in the Short Term Holding Account will be applied to a new FTD with the shortest term then available.

Surrenders at the end of an FTD

To surrender your ending Contract Value in an FTD, you must request the surrender in writing prior to the end of the expiring FTD. Surrenders and withdrawals made more than 30 days before the end of an FTD’s term will generally be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” – “Surrender Charge” and “The Contract” – “Market Value Adjustment.”) Any surrendered or withdrawn amount may be subject to income taxes, and a 10% IRS tax penalty on earnings may apply if you are not yet 59 1/2 years old. (See “Federal Income Taxes.”)

Selecting a subsequent FTD

To apply the ending Contract Value in an FTD to one or more new FTDs, you must provide us with written instructions as to the FTDs that you select prior to the end of the expiring FTD. You may select a subsequent FTD only from the FTDs that we are offering at the time you make your selection and that are available to you. Only FTDs ending before the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90 will be available. At least $5,000 must be allocated to any subsequent FTD.

If you request that we allocate the ending Contract Value to an FTD that is not available to you, we will allocate the ending Contract Value to the Short Term Holding Account. We will mail you a notice of the FTDs that are available to you, after which you will have at least 15 days, but not more than 45 days, to allocate the amount in the Short Term Holding Account among one or more of those available FTDs. If we do not receive valid instructions from you, we will apply the amount in the Short Term Holding Account to the FTD with the shortest term then available to you under your Contract.

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Automatic subsequent FTDs

Unless you instruct otherwise, the Contract Value at the end of an expiring FTD will be allocated to a subsequent FTD. The subsequent FTD will be the shortest duration FTD that we currently offer. The new FTD will earn interest at the interest rate in effect for that subsequent FTD when your Contract Value is allocated to it. If the shortest duration FTD extends beyond the annuity starting date or the calendar month in which the Annuitant or any Contractowner turns age 90, then we will allocate the Contract Value to the Short Term Holding Account.

CREDITING RATES

Each FTD receives a credited interest rate guaranteed for the entire term. Credited interest rates for each FTD will vary by term, purchase date, and purchase amount. These rates will be rounded to the nearest 0.05%.

We have no specific formula for setting the interest rates for the FTDs. Rates will be influenced by, but not necessarily coincide with, interest rates available on fixed income investments that we may acquire with the amounts we receive as Premiums. You have no direct or indirect interest in the investments we make with the Premiums. We will invest these amounts primarily in investment-grade fixed income securities. We will also consider other factors in determining the interest rates for the FTDs, including regulatory and tax requirements, administrative and sales expenses incurred by us, general economic trends, and competitive factors. We will make the determination as to the interest rate we will declare for each FTD. We cannot predict nor do we guarantee what future interest rates we will declare, but your Contract will have a minimum guaranteed interest rate that we will determine when we issue the Contract to you. You will also be credited with interest on any amounts held in the Short Term Holding Account at an interest rate determined by us, but not less than your Contract’s minimum guaranteed interest rate.

MARKET VALUE ADJUSTMENT (“MVA”)

If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment.

To determine the MVA for an FTD at the time of a premature withdrawal, surrender, or selection of an Income Option from that FTD, we first calculate an MVA ratio (as described below, under “Market Value Adjustment Formula”). We then multiply this ratio by the amount you have withdrawn, surrendered, or applied to an Income Option to calculate the amount of the MVA.

Note:	An MVA will either increase or decrease your Contract Value, and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. You directly bear any investment risk associated with an MVA.

Purpose of an MVA.  An MVA generally reflects the relationship on any given day between the interest rate you would earn if your Contract Value remained in the existing FTD until its maturity, and the interest rate you would earn if your Contract Value were transferred to a new FTD with a comparable remaining term on that day. The greater the difference in interest rates, the greater the effect that an MVA will have on your Contract Value. The amount of time remaining until maturity for a particular FTD also will affect the determination of an MVA; the greater the length of time remaining until maturity, the greater the effect an MVA will have on your Contract Value.

As a general rule, if interest rates have increased since your FTD was issued, the MVA will be negative and will decrease your Contract Value; if interest rates have decreased during that period by more than 0.25%, the MVA will be positive and will increase your Contract Value. The MVA formula (as set forth below) contains a

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0.25% factor that is designed to compensate us for certain expenses and losses that we may incur, either directly or indirectly, as a result of a premature surrender, withdrawal, or selection of an Income Option. Thus, even if interest rates remain the same during the period, or decrease by less than 0.25%, the MVA will be negative due to the 0.25% factor.

The possibility of you experiencing a substantial, positive MVA (and, therefore, significant financial gain) due to an early redemption is unlikely.

Exceptions.  Any surrender, withdrawal, or selection of an Income Option from an FTD before the end of its term is considered premature and is subject to an MVA except for:

1)	a surrender to cancel the Contract during the “free look” period;

2)	systematic interest withdrawals;

3)	a surrender or withdrawal made by you within the last 30 days of an FTD’s term;

4)	annuity payments beginning on an annuity starting date that occurs during the last year of an FTD’s term; and

5)	amounts withdrawn to pay the death benefit.

Application of a Market Value Adjustment.  We calculate a separate MVA for each FTD by multiplying the amount that you surrender, withdraw, or from which you apply your Contract Value to an Income Option prematurely by the ratio calculated in accordance with the MVA formula set forth below. If multiple FTDs are affected by your premature surrender, withdrawal, or selection of an Income Option, we will apply multiple MVAs, some of which may be positive and some of which may be negative. However, if you were a New York resident at the time you purchased your Contract, we will not calculate any MVA and surrender charge independently of one another, but instead we will assess the surrender charge on the amount surrendered or withdrawn after we have applied the MVA to that amount.

We will apply an MVA to each amount prematurely surrendered, withdrawn, or applied to an Income Option from an FTD. We will calculate the MVA as of the date we receive your written request for surrender or withdrawal or on the annuity starting date before we calculate any annuity payments. If an MVA is positive, we will credit the additional amount to your Contract Value before paying any surrender, withdrawal, or annuity payment; if an MVA is negative, we will deduct the amount from your Contract Value before paying any surrender, withdrawal, or annuity payment. We will also deduct any applicable surrender charges and premium taxes before paying any surrender, withdrawal, or annuity payment. We will calculate any MVA, surrender charge, and/or premium taxes independently of one another, each calculated based on your Contract Value that you are withdrawing or annuitizing before any of the other adjustments. State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term.

Market Value Adjustment Formula.  The MVA formula applicable to an FTD equals N multiplied by R, where N and R are calculated as follows:

N =	the number of years remaining until maturity of the FTD. This number is calculated by multiplying the number of days remaining until maturity by 12 and dividing by 365, rounding the result up to the next whole number, and then dividing this result by 12

R =	I reduced by J and further reduced by 0.25%, where I and J are calculated as follows:

M = N rounded up to the next whole number

The transaction date equals the applicable annuity starting date or the effective date of the withdrawal or surrender.

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If a new FTD with a term of M years is available to you on the transaction date then,

I = The interest rate applicable to the original FTD

J = The interest rate applicable to a new FTD with a term of M years being offered on the transaction date

If a new FTD with a term of M years is not available to you on the transaction date, then

I = the yield, as of the effective date of the FTD, of the STRIPS for which the time then remaining until maturity is closest, within six months, to the term of the FTD. If no STRIPS within six months is available, then I equals the interpolation of the yields, as of the effective date of the FTD, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, the term of the FTD; and

J = the yield, as of the transaction date, of the STRIPS for which the time then remaining until maturity is closest, within six months to M years. If no STRIPS within six months is available, then J equals the interpolation of the yields, as of the transaction date, of the closest STRIPS maturity prior to, and the closest STRIPS maturity following, M years.

STRIPS refers to U.S. Treasury STRIPS. The STRIPS yield is the U.S. Treasury STRIPS asked yield reported by The Wall Street Journal, or any successor thereto. If the U.S. Treasury STRIPS asked yield is no longer reported by The Wall Street Journal or its successor, we will choose a substantially similar yield, subject to any requisite approval of the insurance supervisory official of the jurisdiction in which the Contract is issued.

Demonstration of an MVA

Example 1:

If a Contractowner invested $10,000 in a 10-year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% less than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7-year FTD at the time of the withdrawal)		2.00%
MVA		$574

MVA = $10,927 x (7 x (3.00%-2.00%-0.25%)) = $574

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Example 2:

If a Contractowner invested $10,000 in a 10 year FTD and then made a full withdrawal from the FTD three years after purchase, the following MVA would be calculated if the interest rate on a new FTD with a seven-year term was 1% greater than the interest rate on the original FTD.

	At Purchase	At Withdrawal
Premium	$10,000
Contract Value		$10,927
Original/Remaining Time (years)	10	7
Original FTD Rate	3.00%
New FTD Rate (offered on 7 year FTD at the time of the withdrawal)		4.00%
MVA		($956)

MVA = $10,927 x (7 x (3.00%-4.00%-0.25%)) = -$956

For additional examples of MVA calculations, including the calculation of the applicable surrender charges, see the table at the end of “Charges.”

CASH WITHDRAWALS

At any time before the annuity starting date, you can withdraw some or all of your Contract Value from the FTD(s) and/or from any amounts you have in the Short Term Holding Account. A full withdrawal of your Contract Value is called a surrender. Cash withdrawals must be for at least $1,000, unless the withdrawal would reduce the FTD Value below $5,000, in which case you must withdraw the entire FTD Value. We may also impose the following restrictions:

•	Withdrawals from your Contract can be limited to no more than one per calendar quarter.
•	We may change the cut-off time establishing when a transaction request must be received in order to be effective at the end of that Business Day.

All withdrawal requests must be in accordance with procedures established by us. A withdrawal will be effective, and all values determined, as of the end of the Business Day in which we receive your written request in good order, unless you choose to defer the withdrawal’s effective date to a future date acceptable to us. You may not revoke a request for a withdrawal after its effective date.

If you request a withdrawal of less than the entire Contract Value, you must designate the FTD(s) and/or the Short Term Holding Account from which we should take the withdrawal. If you have not provided these instructions in good order, we will reject your withdrawal request unless we receive your request within the last 30 days of an FTD’s term. If we receive your withdrawal request within the last 30 days of an FTD’s term, we will make the withdrawal from the expiring FTD. However, if the amount of your withdrawal request exceeds the Contract Value in the expiring FTD, we will reject the portion of the withdrawal request that exceeds the Contract Value in the expiring FTD.

If you withdraw your entire Contract Value, we will cancel your Contract and all of our obligations to you under the Contract will end. We will deduct the annual maintenance fee from any surrender proceeds, if your Contract Value is less than $25,000 at the time of surrender.

Surrenders and withdrawals made more than 30 days before the maturity of an FTD’s term may be subject to a surrender charge and an MVA. (See “The Contract” – “Charges” – “Surrender Charge” and “The Contract” – “Market Value Adjustment.”) Withdrawals and surrenders are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

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SYSTEMATIC INTEREST WITHDRAWALS

If your initial Premium is at least $25,000, you may request systematic withdrawals of the interest that we have credited to your FTD Values. Systematic interest withdrawals must be made from all FTDs in which you are invested. Systematic interest withdrawals can be established for monthly, quarterly, semi-annual or annual withdrawals from the first to the twenty-eighth day of the month. If the scheduled date of a systematic interest withdrawal is not a Business Day, the withdrawal will be paid on the next Business Day.

We do not assess a surrender charge or apply an MVA on systematic interest withdrawals; however, systematic interest withdrawals are subject to Federal income tax, and a 10% IRS tax penalty on earnings may apply if you are under age 59 1/2. (See “Federal Income Taxes.”)

Systematic interest withdrawals can only be initiated when the Contract is issued and cannot be cancelled. Systematic interest withdrawals will continue until the earliest of the following:

•	the annuity starting date,
•	the date we are notified of your death, or
•	the first death benefit payable date.

We may impose a fee of up to $5 per payment for systematic interest withdrawals paid by check.

CHARGES

No Deductions from Premiums.  The Contract does not provide for any front-end charges (except for premium taxes as may be required in certain jurisdictions – and as described below).

Premium Taxes.  Currently, residents of several states may be subject to premium taxes on their Contracts. We normally will deduct any charges for premium taxes from your Contract Value when it is applied to an Income Option. However, if a jurisdiction requires that premium taxes be paid at other times, such as when Premiums are paid, we will deduct premium taxes from your Contract Value at those times. State premium taxes currently range from 1.0% to 3.5% of Premium payments and are determined by state insurance laws.

Annual Maintenance Fee.  Your Contract will be subject to an annual maintenance fee of $25 during the Accumulation Period to compensate us for the expenses associated with administering your Contract. We will assess this fee annually, on every anniversary of the date of issue of your Contract, and if you surrender your Contract. We will waive the maintenance fee if your Contract Value equals or exceeds $25,000 on an anniversary of your Contract or the day you surrender your Contract. We do not deduct this charge during the annuity period. We will deduct this charge first from any amounts you have in the Short Term Holding Account and then from the FTD with the most recent effective date. If more than one FTD became effective on the same most recent date, we will deduct the charge from the FTD with the shortest term on the date when we deduct the charge.

Market Value Adjustment.  If, before the end of an FTD’s term, you surrender your Contract, make a withdrawal or apply your Contract Value to an Income Option, we generally will apply an MVA to the amount being surrendered, withdrawn, or applied to an Income Option. An MVA may be positive or negative, which means an MVA may increase or decrease the amount you receive as a surrender, withdrawal, or annuity payment. Accordingly, the value of your Contract could either increase or decrease and you could lose a substantial portion of the Premium(s) you originally invested. You should carefully consider your income needs before purchasing a Contract. We will not apply an MVA upon cancellation of the Contract during the “free look” period, on systematic interest withdrawals, upon surrender or withdrawal from an FTD within the last 30 days of an FTD’s term, upon application of the Contract Value to an Income Option during the last year of an FTD’s term, or upon payment of the death benefit. State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term.

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The following table demonstrates the MVAs and surrender charges that would be applicable if you chose to make a full withdrawal of your FTD Value on each anniversary date. The example is based on hypothetical FTD Values for a $10,000 initial Premium allocated to a 10 year FTD with a 3.0% guaranteed interest rate. The example assumes three potential interest rates for a remaining term FTD and is for illustrative purposes only.

		Assumed FTD Guaranteed Interest Rate = 3.00%
		Market Value Adjustments, Surrender Charges and FTD Values
		2% on Remaining Term FTD			3% on Remaining Term FTD			4% on Remaining Term FTD
End of Anniversary Year	FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value	Market Value Adjustment	Surrender Charge	Net FTD Value
1	$10,300	$695	$(155)	$10,841	$(232)	$(155)	$9,914	$(1,159)	$(155)	$8,987
2	10,609	637	(159)	11,086	(212)	(159)	10,238	(1,061)	(159)	9,389
3	10,927	574	(164)	11,337	(191)	(164)	10,572	(956)	(164)	9,807
4	11,255	506	(169)	11,593	(169)	(169)	10,917	(844)	(169)	10,242
5	11,593	435	(174)	11,854	(145)	(174)	11,274	(725)	(174)	10,694
6	11,941	358	(179)	12,120	(119)	(179)	11,642	(597)	(179)	11,164
7	12,299	277	(184)	12,391	(92)	(184)	12,022	(461)	(184)	11,653
8	12,668	190	(190)	12,668	(63)	(190)	12,414	(317)	(190)	12,161
9	13,048	98	(196)	12,950	(33)	(196)	12,819	(163)	(196)	12,689
10	13,439	-	-	13,439	-	-	13,439	-	-	13,439

Surrender Charge.  We will assess a surrender charge on any surrender or withdrawal taken from an FTD more than 30 days before the end of its term. We will not assess a surrender charge upon cancellation of your Contract during the “free look” period, systematic interest withdrawals, payment of the death benefit, or if you apply your Contract Value to an Income Option. We typically calculate the surrender charge and MVA independently of one another, each calculated based on your Contract Value that you are withdrawing before any of the other adjustments. However, if you were a New York resident at the time you purchased your Contract, we will instead assess the surrender charge on the amount surrendered or withdrawn after that amount has been adjusted by the MVA.

Except in New York, the surrender charge will be equal to six months of simple interest on the amount withdrawn at the FTD’s crediting rate (even if the FTD has not been in force for six months), or a lesser amount, if required by state insurance law.

In New York, we calculate the surrender charge rate for amounts withdrawn from each FTD as follows:

1.	If the FTD was established with an initial or additional Premium, the surrender charge rate equals the lesser of:

(A)	one half of the total credited interest rate applicable to that FTD; and
(B)	seven percent reduced (but not below zero) by one percent after each complete year since the date the Premium was credited to the FTD.

2.	If the FTD was established with (i) your Short Term Holding Account accumulation or (ii) the proceeds of one or more prior FTDs, the surrender charge rate equals the lesser of:

(A)	one half of the total credited interest rate applicable to that FTD; and
(B)	the greater of the following:
(1)	any remaining surrender charge rate under 1(B) above; and
(2)	the lesser of the following:
(a)	five percent, reduced (but not below zero) by one percent after each complete year since the effective date of the FTD; and
(b)	one percent times the term of the FTD, reduced (but not below zero) by one percent after each complete year since the effective date of the FTD.

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The following Examples demonstrate how we would calculate the surrender charge rate under the above scenarios.

Surrender Charge Rate for an FTD Established With an Initial or Additional Premium

Example 1: If the Contractowner purchases a 10-year 5% credited interest rate FTD with an initial or additional Premium, and makes a withdrawal at any time more than 30 days before the end of the FTD term, the surrender charge rate would be as follows:

FTD Year	Term	Years Remaining	Interest Rate	1A: 1/2 Credited Interest Rate	1B: 7% Reduced By 1%	Surrender Charge: Lesser of 1A and 1B
1	10	10	5.0%	2.5%	7.0%	2.5%
2		9		2.5%	6.0%	2.5%
3		8		2.5%	5.0%	2.5%
4		7		2.5%	4.0%	2.5%
5		6		2.5%	3.0%	2.5%
6		5		2.5%	2.0%	2.0%
7		4		2.5%	1.0%	1.0%
8		3		2.5%	0%	0%
9		2		2.5%	0%	0%
10		1		2.5%	0%	0%

Surrender Charge Rate for an FTD Established With Short Term

Holding Account Accumulation or Proceeds of Prior FTD(s)

Example 2(a): If the Contractowner purchases a 10-year 5% credited interest rate FTD with initial Premiums and then renews the FTD, and then makes a withdrawal at any time more than 30 days before the end of the renewal period, the surrender charge would be as follows:

Contract Year	FTD Year	Term	Years Rem’g	Int. Rate	2A: 1/2 Credited Int. Rate	2B(1): Any Remaining Surrender Charge Rate (7% Reduced By 1%) From Initial FTD	2B2(a): 5% Reduced by 1%	2B2(b): 1% x Years Left in FTD	2B(2): Lesser of 2B2(a) and 2B2(b)	2B: Greater of 2B(1) and 2B(2)	Surrender Charge: Lesser of 2A and 2B
1	1	10	10	5.0%	2.5%	—	—	—	—	—	—
2	2		9		2.5%	—	—	—	—	—	—
3	3		8		2.5%	—	—	—	—	—	—
4	4		7		2.5%	—	—	—	—	—	—
5	5		6		2.5%	—	—	—	—	—	—
6	6		5		2.5%	—	—	—	—	—	—
7	7		4		2.5%	—	—	—	—	—	—
8	8		3		2.5%	—	—	—	—	—	—
9	9		2		2.5%	—	—	—	—	—	—
10	10		1		2.5%	—	—	—	—	—	—
11	1	10	10	5.0%	2.5%	0.0%	5.0%	10.0%	5.0%	5.0%	2.5%
12	2		9		2.5%	0.0%	4.0%	9.0%	4.0%	4.0%	2.5%
13	3		8		2.5%	0.0%	3.0%	8.0%	3.0%	3.0%	2.5%
14	4		7		2.5%	0.0%	2.0%	7.0%	2.0%	2.0%	2.0%
15	5		6		2.5%	0.0%	1.0%	6.0%	1.0%	1.0%	1.0%
16	6		5		2.5%	0.0%	0.0%	5.0%	0.0%	0.0%	0.0%
17	7		4		2.5%	0.0%	0.0%	4.0%	0.0%	0.0%	0.0%
18	8		3		2.5%	0.0%	0.0%	3.0%	0.0%	0.0%	0.0%
19	9		2		2.5%	0.0%	0.0%	2.0%	0.0%	0.0%	0.0%
20	10		1		2.5%	0.0%	0.0%	1.0%	0.0%	0.0%	0.0%

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Example 2(b): If the Contractowner purchases a 2-year 12% credited interest rate FTD with initial Premiums and continues to renew the FTD, and then makes a withdrawal at any time more than 30 days before the end of any renewal period, the surrender charge would be as follows:

Contract Year	FTD Year	Term	Years Rem’g	Int. Rate	2A: 1/2 Credited Int. Rate	2B(1): Any Remaining Surrender Charge Rate (7% Reduced By 1%) From Initial FTD	2B2(a): 5% Reduced by 1%	2B2(b): 1% x Years Left in FTD	2B(2): Lesser of 2B2(a) and 2B2(b)	2B: Greater of 2B(1) and 2B(2)	Surrender Charge: Lesser of 2A and 2B
1	1	2	2	12.0%	6.0%	—	—	—	—	—	—
2	2		1		6.0%	—	—	—	—	—	—
3	1	2	2	12.0%	6.0%	5.0%	5.0%	2.0%	2.0%	5.0%	5.0%
4	2		1		6.0%	4.0%	4.0%	1.0%	1.0%	4.0%	4.0	%*
5	1	2	2	12.0%	6.0%	3.0%	5.0%	2.0%	2.0%	3.0%	3.0%
6	2		1		6.0%	2.0%	4.0%	1.0%	1.0%	2.0%	2.0	%*
7	1	2	2	12.0%	6.0%	1.0%	5.0%	2.0%	2.0%	2.0%	2.0%
8	2		1		6.0%	0.0%	4.0%	1.0%	1.0%	1.0%	1.0	%*
9	1	2	2	12.0%	6.0%	0.0%	5.0%	2.0%	2.0%	2.0%	2.0%
10	2		1		6.0%	0.0%	4.0%	1.0%	1.0%	1.0%	1.0	%*
11	1	2	2	12.0%	6.0%	0.0%	5.0%	2.0%	2.0%	2.0%	2.0%
12	2		1		6.0%	0.0%	4.0%	1.0%	1.0%	1.0%	1.0	%*
13	1	2	2	12.0%	6.0%	0.0%	5.0%	2.0%	2.0%	2.0%	2.0%
14	2		1		6.0%	0.0%	4.0%	1.0%	1.0%	1.0%	1.0	%*

* We do not assess a surrender charge on any surrender or withdrawal taken from an FTD within 30 days before the end of its term.

THE ANNUITY PERIOD

You can apply your Contract Value to provide you with guaranteed annuity payments. The determination of your annuity payment amounts will be based, among other things, on the amount of your Contract Value and your choice of an Income Option. You may choose to receive monthly, quarterly, semi-annual or annual payments. If your annuity payments would be less than $100 a month, we may decide to change to less frequent payments, and, if we do, we will inform you of that decision. The total value of annuity payments that are eventually made to you may be more or less than the total Premium(s) you paid under the Contract.

If you choose to receive annuity payments that begin more than one year before the end of an FTD’s term, we will apply an MVA to the Contract Value withdrawn from that FTD before we calculate your annuity payments. (See “The Contract”—“Market Value Adjustment.”) State laws and regulations may differ as to when we apply the MVA. If you were a New York resident at the time you purchased your Contract, we will not assess a market value adjustment if you apply your Contract Value to an Income Option, even if you do so more than one year before the end of an FTD’s term. We also may deduct any charges for premium taxes from your Contract Value before we apply it to an Income Option. (See “The Contract”— “Charges”—“Premium Taxes.”)

WHEN ANNUITY PAYMENTS BEGIN

Generally, you pick the date when you want annuity payments to begin when you complete your application for a Contract. The date you choose cannot be later than the Annuitant’s or any Contractowner’s 90th birthday. You can choose or change the annuity starting date at any time before annuity payments actually begin. In any case, the annuity starting date will be the first day of a month and cannot be earlier than fourteen months after the day your Contract is issued (twelve months for Contracts issued in Florida). Your first annuity check may be delayed while we process your choice of Income Option and calculate the amount of your initial payment.

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For payments to begin on the annuity starting date that you chose, we must receive all information and documentation necessary for the Income Option you have picked at our Administrative Office in good order. If we have not received all the necessary information in good order, we will defer the annuity starting date until the first day of the month after the information has reached us in good order, but not beyond the Annuitant’s or any Contractowner’s 90th birthday. If you have not picked an Income Option, or if we have not otherwise received all the necessary information by that date, we will begin payments under a One-Life Annuity with a 10 year guaranteed period, or a shorter guaranteed period, if required under Federal tax law.

We will send your annuity payments by mail to your home address or (if you request) by mail or electronic fund transfer to your bank. If you want to change the address or bank where you want your annuity payments sent, it is your responsibility to notify us. We can send payments to your residence or most banks abroad.

ANNUITY PAYMENTS

Your annuity payments are based on your Contract Value on the annuity starting date. At the annuity starting date, the dollar amount of each annuity payment resulting from your Contract Value will become fixed, based upon:

•	the Income Option you choose,
•	the length of the guaranteed period you choose, if applicable,
•	the frequency of payment you choose,
•	the ages of the Annuitant and any Second Annuitant,
•	our then-current annuity rates, which will not be less than those specified in your Contract’s rate schedule and
•	any premium taxes and/or MVAs applied to your Contract Value on the annuity starting date, if applicable.

INCOME OPTIONS

You have a number of different Income Options.

•

One-Life Annuity with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant lives. If you choose a guaranteed period (i.e., 10, 15 or 20 years) and your Annuitant dies before the guaranteed period is over, annuity payments will continue to you or your Beneficiary until the end of the guaranteed period you selected. If you do not choose a guaranteed period, all annuity payments end at the Annuitant’s death—so it is possible for the Annuitant to receive only one payment if the Annuitant dies less than a month after annuity payments start.

•

Fixed-Period Annuities.  This Income Option provides for annuity payments for a stipulated period of not less than two years or more than 30 years. At the end of the period you’ve chosen, annuity payments will stop. If you and your joint owner, if any, die before the period is up, your Beneficiary becomes the Contractowner.

•

Two-Life Annuities with or without a Guaranteed Period.  This Income Option provides for annuity payments as long as the Annuitant or Second Annuitant lives, then continues at either the same or a reduced level for the life of the survivor, or until the end of the specified guaranteed period, if you choose one, whichever period is longer. There are three types of Two-Life Income Options, all available with or without a guaranteed period—Full Benefit While Either the Annuitant or the Second Annuitant is Alive, Two-Thirds Benefit After the Death of Either the Annuitant or the Second Annuitant, and a Half-Benefit After the Death of the Annuitant.

We may offer different Income Options in the future.

TIAA-CREF Investment Horizon Annuity Prospectus	16

The commuted value of any annuity payments remaining to be paid after the death of a Beneficiary and during a guaranteed period may be paid in a lump sum, unless the Contractowner(s) direct(s) us otherwise. The commuted value is the present value of the remaining annuity payments that will be paid in a lump sum, and such present value is equal to the sum of the scheduled annuity payments less the interest that would have been earned on those payments, from the effective date of the commuted value calculation to the dates when each of the scheduled annuity payments would have been made.

The Fixed-Period Annuities Income Option is not available if you were a New York resident at the time you purchased your Contract.

DEATH BENEFITS

AVAILABILITY AND CHOOSING BENEFICIARIES

Unless the “Special Option For Spouses” (which is described immediately below) applies, the death benefit will be paid to the death benefits payee(s) if any Contractowner or Annuitant dies during the Accumulation Period. When you complete your application for a Contract, you will name one or more Beneficiaries to receive the death benefit if any Contractowner or Annuitant dies. You can change your Beneficiaries at any time during the Accumulation Period. For more information on designating Beneficiaries, you should contact us, and you may also want to consult your qualified legal advisor.

SPECIAL OPTION FOR SPOUSES

If the surviving spouse is the sole Beneficiary when the Contractowner dies, the surviving spouse can either choose to become the Contractowner and continue the Contract, or receive the death benefit. If the surviving spouse does not make a choice within 60 days after we receive proof of the Contractowner’s death, the spouse will automatically become the Contractowner, and no death benefit will be paid to the surviving spouse. The surviving spouse will also become the Annuitant if the deceased owner was the Annuitant.

AMOUNT OF DEATH BENEFIT

The amount of the death benefit is your Contract Value as of the first death benefit payable date. Each payee’s death benefit payable date is the date when we have received proof of the Contractowner’s or Annuitant’s death and all information that we require for payment of the payee’s portion of the death benefit has been received by us at our Administrative Office in good order. We will not deduct a surrender charge or apply an MVA to the death benefit payment.

On the first death benefit payable date, all FTDs will be terminated, and all FTD Values will be applied to the Short Term Holding Account.

METHODS OF PAYMENT OF DEATH BENEFITS

We will pay each death benefit payee’s portion of the death benefit in one payment. Death benefit payments must be made within five years of your death. Upon payment of the death benefit, the Contract will terminate.

In all events, the death benefit and the termination provisions of the Contract will be administered in accordance with the requirements of Sections 72(s) or 401(a)(9) of the IRC, as applicable to your Contract.

FEDERAL INCOME TAXES

The following discussion is based on our understanding of current Federal income tax law, which is subject to change. For complete information on your personal tax situation, you should check with a qualified tax advisor.

17	TIAA-CREF Investment Horizon Annuity Prospectus

TAXATION OF ANNUITIES

The following discussion assumes the Contracts qualify as “annuity contracts” for Federal income tax purposes:

In General.  IRC Section 72 governs annuity taxation generally. We believe that an owner who is a natural person usually will not be taxed on increases in the value of a Contract until there is a distribution (i.e., the Contractowner withdraws all or part of the Contract Value or takes annuity payments.) Assigning, pledging, or agreeing to assign or pledge any part of the Contract Value usually will also be considered a distribution.

Withdrawals of accumulated investment earnings will be taxable as ordinary income. The IRC generally requires withdrawals under your Contract to be first allocated to investment earnings.

The owner of a Contract who is not a natural person (such as a trust) generally must treat any increases in the value of the Contract during the taxable year as income. There are some exceptions to this rule, and a prospective Contractowner who is not a natural person should discuss these potential exceptions with a qualified tax advisor.

The following discussion applies generally to Contracts owned by a natural person:

Withdrawals.  If you make a withdrawal from your Contract, the IRC generally treats the withdrawal as first coming from earnings and then from your Premium(s). Such withdrawn earnings are includable in your income in the calendar year when the withdrawal occurs. The Contract Value immediately before a withdrawal occurs may have to be increased by any positive MVA. There is no definitive guidance on the proper tax treatment of MVAs, and you may want to consult a qualified tax advisor if you receive an MVA as part of a withdrawal.

Required Distributions.  In order for your Contract to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the IRC requires that it contain certain provisions specifying how your interest in the Contract will be distributed in the event of the death of the Contractowner. Specifically, Section 72(s) requires that (a) if any Contractowner dies on or after the annuity starting date, but prior to the time the entire interest in the Contract has been distributed, the entire interest in the Contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such Contractowner’s death; and (b) if any Contractowner dies prior to the annuity starting date, the entire interest in the Contract will be distributed within five years after the date of such Contractowner’s death. However, if the designated Beneficiary is the surviving spouse of the deceased Contractowner, the Contract may be continued with the surviving spouse as the new Contractowner. (See “Death Benefits” – “Special Option for Spouses”).

The Contract contains provisions that are intended to comply with these IRC requirements, although no regulations interpreting these requirements have yet been issued. We intend to review the applicable provisions in the Contract and modify them, if necessary, to assure that they comply with the IRC requirements when such requirements are clarified by the IRS, by regulation, or otherwise.

The IRC also provides that any amount you receive from your Contract that is included in income may be subject to an IRS tax penalty. The amount of the IRS tax penalty is equal to 10% of the amount that is includable in income. Some withdrawals will be exempt from the tax penalty. They include any amounts:

(1)	paid on or after you reach age 59 1/2;

(2)	paid after you die;

(3)	paid if the you become totally disabled (as that term is defined in the IRC);

(4)	paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

TIAA-CREF Investment Horizon Annuity Prospectus	18

(5)	paid under an immediate annuity (as that term is defined in the IRC); or

(6)	that come from purchase payments made prior to August 14, 1982.

With respect to (4) above, if the series of substantially equal periodic payments is modified (unless the modification is made under permitted exceptions) before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax that would have been imposed (the 10% tax penalty) but for the exception, plus interest for the tax years in which the exception was used.

Partial 1035 Exchanges.  Section 1035 of the IRC provides that a non-qualified annuity contract may be exchanged in a tax-free transaction for another annuity contract. The IRS has also ruled that a partial exchange of an annuity contract, whereby a portion of an annuity contract is directly transferred into another annuity contract, would also qualify as a non-taxable exchange. However, the IRS has expressed concern that partial exchanges could be used to avoid tax that would otherwise be imposed on withdrawals from an annuity contract. The IRS has indicated that, pending issuance of final regulations, it will consider all the facts and circumstances to determine whether a partial exchange and a subsequent withdrawal from either of the annuity contracts within 24 months of the date of the partial exchange should result in the contracts being treated as a single contract for purposes of determining the tax treatment of the withdrawal. An annuity contract owner may avoid this result by demonstrating that a life event, such as disability, divorce or unemployment, occurred between the partial exchange and the withdrawal and that the withdrawal was not contemplated at the time of the partial exchange. Contractowners should consult their own qualified tax advisors prior to entering into a partial exchange.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT

Transferring Contract ownership, pledging the Contract as security for a loan, designating an Annuitant, payee or other Beneficiary who is not also the Contractowner, designating an annuity starting date, or exchanging a Contract can have other tax consequences that we do not discuss here. If you are thinking about any of those transactions, contact a qualified tax advisor.

ANNUITY PAYMENTS

Although the tax consequences may vary depending on the annuity payment option you select, in general, only a portion of the annuity payments you receive will be includable in your gross income. In general, the excludable portion of each annuity payment you receive will be determined as follows: by dividing your “investment in the contract” on the annuity commencement date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable from your gross income.

The remainder of each annuity payment you receive is includable in your gross income. Once your “investment in the contract” has been fully recovered through the receipt of excludable portions of annuity payments, the full amount of any additional annuity payments will be includable in your gross income and will be taxed as ordinary income.

If, after the annuity commencement date, annuity payments stop because an Annuitant died, the excess (if any) of your “investment in the contract” as of the annuity commencement date over the aggregate amount of annuity payments received that was excluded from gross income may possibly be allowable as a deduction in your tax return.

WITHHOLDING

Annuity distributions are usually subject to withholding for the recipient’s Federal income tax liability at rates that vary according to the type of distribution and the recipient’s tax status. However, recipients can usually choose not to have tax withheld from distributions.

19	TIAA-CREF Investment Horizon Annuity Prospectus

MULTIPLE CONTRACTS

In determining gross income, Section 72(e) will treat as one contract all TIAA-CREF Life non-qualified and TIAA non-qualified deferred annuity contracts issued to the same contract owner during any calendar year. This treatment could affect when income is taxable and how much might be subject to the 10% IRS tax penalty on earnings (see above). You should consult a qualified tax advisor before buying more than one deferred annuity contract in any calendar year from us and/or TIAA for the purpose of gaining a tax advantage.

POSSIBLE CHARGE FOR TIAA-CREF LIFE’S TAXES

Currently, we do not charge the Contracts for any Federal, state, or local taxes on it other than premium taxes (See “The Contract”—“Charges”—“Premium Taxes”), but we reserve the right to charge the Contracts for any tax or other cost resulting from tax laws that we believe should be attributed to the Contracts.

OTHER TAX ISSUES

Federal estate taxes.  While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of a Contract owned by a decedent and payable to a Beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the Contract, the value of the annuity included in the gross estate may be the value of the lump sum amount payable to the designated Beneficiary or the actuarial value of the payments to be received by the Beneficiary. You should consult a qualified estate planning advisor for more information.

Generation-skipping transfer tax.  Under certain circumstances, the IRC may impose a “generation skipping transfer tax” when all or part of a Contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contractowner. Regulations issued under the IRC may require us to deduct this tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

Annuity purchases by nonresident aliens.  The discussion above provides general information regarding U.S. Federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers who are not U.S. citizens or residents will generally be subject to U.S. Federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax advisor regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.

Foreign Tax Credits.  We may benefit from any foreign tax credits attributable to taxes paid by certain funds to foreign jurisdictions to the extent permitted under Federal tax law.

TAX ADVICE

What we tell you here about Federal and other taxes is not comprehensive and is for general information only. It does not cover every situation. Taxation varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, you should check with a qualified tax advisor.

GENERAL MATTERS

TELEPHONE AND INTERNET

To speak with a customer service representative to make requests related to your Contract or to obtain more information, you can call the Administrative Office at 877-694-0305.

You can also use the TIAA-CREF Web Center’s account access feature to check your Contract Value. You will be asked to enter your Contract number and Social Security number. To use the Web Center’s account access feature, access the TIAA-CREF Internet home page at www.tiaa-cref.org.

TIAA-CREF Investment Horizon Annuity Prospectus	20

CONTACTING TIAA-CREF LIFE

We will not consider any notice, form, request, or payment to have been received by us until it reaches our Administrative Office. You can ask questions by calling toll-free 877-694-0305.

ELECTRONIC PROSPECTUSES

If you received this prospectus electronically and would like a paper copy, please call 877-694-0305, and we will send it to you.

DELAYS IN PAYMENTS

We have the right to defer withdrawals from the Short Term Holding Account for up to six months. If we defer such withdrawals for 10 or more Business Days, we will credit interest to such amounts at the rate we are currently crediting to the Short Term Holding Account, but not less than your Contract’s minimum guaranteed interest rate. If, at any time, applicable state law requires the crediting of a higher rate of interest, we will credit such higher rate.

HOUSEHOLDING

To cut costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the prospectus, prospectus supplements, or any other required documents, to your household, even if more than one Contractowner lives there. If you would prefer to continue receiving your own copy of any of these documents, you may write us or call us toll-free at 877-694-0305.

SIGNATURE REQUIREMENTS

For some transactions, we may require your signature to be notarized or guaranteed by a commercial bank or a member of a national securities exchange.

ERRORS OR OMISSIONS

We reserve the right to correct any errors or omissions on any form, report or statement that we send to you.

LOANS

Loans are not available under your Contract.

OTHER ADMINISTRATIVE MATTERS

The Contract and the completed application are the entire contractual agreement between you and TIAA-CREF Life. We will issue the Contract in return for your completed application and the first Premium. Any endorsement to or amendment of the Contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer or a registrar of TIAA-CREF Life. All benefits are payable at our home office at 730 Third Avenue, New York, NY 10017-3206 or at our Administrative Office.

ASSIGNMENT OF CONTRACTS

You may not assign your Contract prior to the annuity starting date without our prior approval of such assignment. We assume no responsibility for the validity of any such assignment, nor will we be charged with notice of any assignment unless it is in writing and has been received in good order and approved by us. The rights of the Contractowners, Annuitant, any Second Annuitant, any Beneficiaries and any other person to receive benefits under your Contract will be subject to the terms of any assignment. You should consult a qualified tax advisor before making any assignment of your Contract. We reserve the right to restrict any such

21	TIAA-CREF Investment Horizon Annuity Prospectus

assignment of Contracts in our sole discretion on a non-discriminatory basis, except where any such restriction would be prohibited by state law. You may not assign your Contract on or after the annuity starting date, except where your right to do so is required by the insurance laws in your state of residence.

PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.

We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that is not a natural person. TIAA-CREF Life will not be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

BENEFITS BASED ON INCORRECT INFORMATION

If the amounts of benefits provided under a Contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by us, appropriate adjustments will be made. Any amounts so paid or charged will include compound interest at the effective rate of 6% per year.

PROOF OF SURVIVAL

We reserve the right to require satisfactory proof that the Annuitant, Second Annuitant, or anyone named to receive benefits under a Contract is living on the date payment is due. If this proof is not received in good order after a request in writing, we will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Two-Life Annuity we have overpaid benefits because we were not notified of a death, we will reduce or withhold subsequent payments until the amount of the overpayment, plus compound interest at the rate of 6%  per year, has been recovered.

PROTECTION AGAINST CLAIMS OF CREDITORS

The benefits and rights accruing to you or any other persons under the Contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

PROCEDURES FOR ELECTIONS AND CHANGE

You have to make any changes or elections under the Contract in a form acceptable to us at our home office at 730 Third Avenue, New York, NY 10017-3206 or at our Administrative Office. If you send us a notice changing your Beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed by you, even if you then die before the notice actually reaches us. Any other notice will take effect as of the date we receive it. If we take any action in good faith before we receive a valid notice, we will not be subject to liability even if our acts were contrary to what you told us in the notice. If a joint owner has been named and both owners are living, authorization from both owners is required for changes and transactions other than the allocation of Premiums.

REPORTS

At least once each year, we will send you a report showing your current Contract Value, FTD Values, interest credited, surrender charges deducted and MVAs applied, if any, during the period covered by the report, and any other information required by law.

AVAILABLE INFORMATION

We have filed reports and other information with the SEC as required by the Securities Exchange Act of 1934 (the “1934 Act”). You may read or copy these reports at the SEC’s Public Reference Room at 100 F Street,

TIAA-CREF Investment Horizon Annuity Prospectus	22

N.E., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain reports and other information about us at the SEC’s website at www.sec.gov.

We have filed a registration statement with the SEC under the Securities Act of 1933 that relates to the Contract. This prospectus does not contain all of the information in the registration statement, as permitted by SEC regulations. For more information about the Contract and us, you may obtain a copy of the registration statement in the manner set forth in the preceding paragraph.

In addition, the SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents.

This prospectus incorporates by reference

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the oral or written request of such person, a copy of the document referred to above which has been incorporated by reference into this prospectus. Please call 877-694-0305 or write us at: TIAA-CREF Investment Horizon Annuity, P.O. Box 933898, Atlanta, GA 31193-3898 to request this document. In addition, you may access this document on our website (www.tiaa-cref.org).

Effective May 1, 2009, we are relying on Rule 12h-7 under the 1934 Act, which provides an exemption from the reporting requirements of Sections 13 and 15(d) of the 1934 Act.

DISTRIBUTION OF THE CONTRACTS

We offer the Contracts to the public on a continuous basis. We anticipate continuing to offer the Contracts but reserve the right to discontinue the offering.

The Contracts are offered by TIAA-CREF Individual & Institutional Services, LLC, a wholly-owned subsidiary of TIAA. Services is registered with the SEC as a broker dealer, and is a member of FINRA. Services may also enter into selling agreements with affiliated entities or with third parties to distribute the Contracts. Services may be considered the “principal underwriter” for interests in the Contract. Anyone distributing the Contracts must be a registered representative of Services or have entered into a selling agreement with Services. The main offices of Services are at 730 Third Avenue, New York, NY 10017-3206. No commissions are paid in connection with the distribution of the Contracts, although we will reimburse Services from our General Account assets for all reasonable costs and expenses incurred by Services in connection with distributing the Contracts. (We will make the cost and expense reimbursements to TIAA, and TIAA will remit the cost and expense reimbursements to Services.) We intend to recoup the cost and expense reimbursements that we make to Services through a portion of the investment spread that we expect to earn between the investment of Premiums and the interest that we will credit to the Contracts.

LEGAL MATTERS

Meredith Kornreich, Esq., has provided advice on certain matters relating to the laws of New York regarding the Contracts and our issuance of the Contracts. Sutherland Asbill & Brennan LLP of Washington, DC has provided advice on certain legal matters relating to the Contracts under the Federal securities laws.

23	TIAA-CREF Investment Horizon Annuity Prospectus

STATUTORY-BASIS FINANCIAL STATEMENTS

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

TIAA-CREF Investment Horizon Annuity Prospectus	24

REPORT OF MANAGEMENT RESPONSIBILITY

April 8, 2009

To the Policyholders of Teachers Insurance and Annuity Association of America:

The accompanying statutory-basis financial statements of Teachers Insurance and Annuity Association of America (“TIAA”) are the responsibility of management. They have been prepared on the basis of statutory accounting principles, a comprehensive basis of accounting comprised of accounting principles prescribed or permitted by the New York State Insurance Department. The financial statements of TIAA have been presented fairly and objectively in accordance with such statutory accounting principles.

TIAA’s internal control over financial reporting is a process effected by those charged with governance, management and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with statutory accounting principles. TIAA’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with statutory accounting principles, and the receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management is responsible for establishing and maintaining effective internal control over financial reporting. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2008, TIAA’s internal control over financial reporting is effective based on the criteria established in Internal Control—Integrated Framework.

In addition, TIAA’s internal audit personnel provide regular reviews and assessments of the internal controls and operations of TIAA, and the Vice President of Internal Audit regularly reports to the Audit Committee of the TIAA Board of Trustees.

The independent auditors of PricewaterhouseCoopers LLP have audited the accompanying statutory-basis financial statements of TIAA for the years ended December 31, 2008, 2007 and 2006. To maintain auditor independence and avoid even the appearance of a conflict of interest, it continues to be TIAA’s policy that any management advisory or consulting service, which is not in accordance with TIAA’s specific auditor independence policies designed to avoid such conflicts, be obtained from a firm other than the independent auditor. The independent auditors’ report expresses an opinion on the fairness of presentation of these statutory-basis financial statements.

The Audit Committee of the TIAA Board of Trustees, comprised entirely of independent, non-management trustees, meets regularly with management, representatives of the independent auditor and internal audit personnel to review matters relating to financial reporting, internal controls and auditing. In addition to the annual independent audit of the TIAA statutory-basis financial statements, the New York State Insurance Department and other state insurance departments regularly examine the operations and financial statements of TIAA as part of their periodic corporate examinations.

/S/ ROGER W. FERGUSON, JR.	/S/ GEORGANNE C. PROCTOR

Roger W. Ferguson, Jr.	Georganne C. Proctor
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

25	TIAA-CREF Investment Horizon Annuity Prospectus

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Teachers Insurance and Annuity Association of America:

We have audited the accompanying statutory-basis statements of admitted assets, liabilities and capital and contingency reserves of Teachers Insurance and Annuity Association of America (the “Company”) as of December 31, 2008 and 2007, and the related statutory-basis statements of operations, of changes in capital and contingency reserves, and of cash flows for each of the three years in the period ended December 31, 2008.

As described in Note 2 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of New York, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2008 and 2007, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2008.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and capital and contingency reserves of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, on the basis of accounting described in Note 2.

As discussed in Note 2 to the financial statements, on January 1, 2008, the Company adopted Statement of Statutory Accounting Principles No. 98, Treatment of Cash Flows When Quantifying Changes in Valuation and Impairments, an Amendment of SSAP No. 43—Loan-backed and Structured Securities.

As discussed in Note 2 to the financial statements, on January 1, 2007, the Company adopted Statement of Statutory Accounting Principles No. 97, Investments in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 88.

A company’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of New York. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the State of New York, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and those charged with governance; and (iii) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the

TIAA-CREF Investment Horizon Annuity Prospectus	26

risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assertion of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management Responsibility. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits. We conducted our audits of the financial statements in accordance with auditing standards generally accepted in the United States of America and our audit of internal control over financial reporting in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 8, 2009

27	TIAA-CREF Investment Horizon Annuity Prospectus

STATUTORY–BASIS STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND

CAPITAL AND CONTINGENCY RESERVES

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

	December 31,
(In millions)	2008	2007

ADMITTED ASSETS
Bonds	$135,680	$131,859
Mortgages	19,668	20,443
Real estate	1,645	1,672
Preferred stocks	3,216	4,375
Common stocks	3,017	4,190
Other long-term investments	10,675	10,293
Cash, cash equivalents and short-term investments	5,553	1,603
Investment income due and accrued	1,522	1,519
Separate account assets	12,473	19,021
Net deferred federal income tax asset	1,381	1,076
Other assets	407	358
Total admitted assets	$195,237	$196,409

LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
Liabilities
Reserves for life and health insurance, annuities and deposit-type contracts	$159,649	$147,622
Dividends due to policyholders	2,341	2,419
Federal income taxes	10	1,207
Asset valuation reserve	332	4,436
Interest maintenance reserve	502	603
Separate account liabilities	12,319	19,021
Commercial paper	—	952
Other liabilities	2,330	2,304
Total liabilities	177,483	178,564

Capital and Contingency Reserves
Capital (2,500 shares of $1,000 par value common stock issued and outstanding and $550,000 paid-in capital)	3	3
Contingency Reserves:
For investment losses, annuity and insurance mortality, and other risks	17,751	17,842
Total capital and contingency reserves	17,754	17,845
Total liabilities, capital and contingency reserves	$195,237	$196,409

TIAA-CREF Investment Horizon Annuity Prospectus	28	See notes to statutory-basis financial statements

STATUTORY–BASIS STATEMENTS OF OPERATIONS

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

	For the Years Ended December 31,
(In millions)	2008	2007	2006

REVENUES
Insurance and annuity premiums and other considerations	$14,827	$10,420	$11,154
Annuity dividend additions	2,725	2,495	2,089
Net investment income	10,559	10,828	10,313
Other revenue	161	159	119
Total revenues	$28,272	$23,902	$23,675

BENEFITS AND EXPENSES
Policy and contract benefits	$13,625	$10,133	$9,812
Dividends to policyholders	4,574	4,578	3,986
Increase in policy and contract reserves	11,900	4,820	4,949
Net operating expenses	831	730	581
Net transfers (from) to separate accounts	(4,229)	1,511	1,903
Other benefits and expenses	141	198	190
Total benefits and expenses	$26,842	$21,970	$21,421

Income before federal income taxes and net realized capital (losses) gains	$1,430	$1,932	$2,254
Federal income tax (benefit) expense	(45)	348	(594)
Net realized capital (losses) gains less capital gains taxes, after transfers to interest maintenance reserve	(4,451)	(137)	608
Net (loss) income	$(2,976)	$1,447	$3,456

STATUTORY–BASIS STATEMENTS OF CHANGES IN CAPITAL AND CONTINGENCY RESERVES

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

	For the Years Ended December 31,
(In millions)	2008	2007	2006

CHANGES IN CAPITAL AND CONTINGENCY RESERVES
Net (loss) income	$(2,976)	$1,447	$3,456
Net unrealized capital (losses) gains on investments	(2,757)	865	398
Change in the asset valuation reserve	4,104	(698)	(689)
Change in net deferred federal income tax asset	13,009	57	(1,154)
Prior year federal income tax settlement	1,244	—	—
Change in non-admitted assets:
Net deferred federal income tax	(12,704)	55	1,155
Other invested assets	31	(199)	(20)
Other	(34)	(36)	14
Other, net	(8)	4	(2)
NET CHANGE IN CAPITAL AND CONTINGENCY RESERVES	(91)	1,495	3,158
CAPITAL AND CONTINGENCY RESERVES AT BEGINNING OF YEAR	17,845	16,350	13,192
CAPITAL AND CONTINGENCY RESERVES AT END OF YEAR	$17,754	$17,845	$16,350

See notes to statutory-basis financial statements	29	TIAA-CREF Investment Horizon Annuity Prospectus

STATUTORY–BASIS STATEMENTS OF CASH FLOWS

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

	For the Years Ended December 31,
(In millions)	2008	2007	2006

CASH FROM OPERATIONS
Insurance and annuity premiums and other considerations	$14,827	$10,420	$11,153
Miscellaneous income	162	159	106
Net investment income	10,606	10,789	10,296
Total Receipts	25,595	21,368	21,555
Policy and contract benefits	13,533	10,100	9,788
Dividends paid to policyholders	1,928	1,892	1,849
Operating expenses	979	708	674
Federal income tax benefit	(91)	(10)	(62)
Net transfers (from) to separate accounts	(4,050)	1,505	1,904
Total Disbursements	12,299	14,195	14,153
Net cash from operations	13,296	7,173	7,402

CASH FROM INVESTMENTS
Proceeds from long-term investments sold, matured, or repaid:
Bonds	13,238	11,663	17,210
Stocks	2,092	3,326	2,269
Mortgages and real estate	2,805	5,556	4,388
Other invested assets	1,981	2,576	2,105
Miscellaneous proceeds	(27)	47	7
Cost of investments acquired:
Bonds	20,367	21,599	20,425
Stocks	1,062	3,120	1,582
Mortgages and real estate	2,390	2,412	3,612
Other invested assets	4,587	4,846	2,409
Miscellaneous applications	222	163	214
Net cash used for investments	(8,539)	(8,972)	(2,263)

CASH FROM FINANCING AND OTHER
Net deposits on deposit-type contracts funds	32	12	(3)
Net collateral for security lending disbursements	—	—	(3,460)
Net commercial paper (redeemed) issued	(952)	952	—
Other cash provided (applied)	113	(26)	(36)
Net cash used by financing and other	(807)	938	(3,499)
NET CHANGE IN CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	3,950	(861)	1,640
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR	1,603	2,464	824

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS, END OF YEAR	$5,553	$1,603	$2,464

TIAA-CREF Investment Horizon Annuity Prospectus	30	See notes to statutory-basis financial statements

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Note 1—Organization

Teachers Insurance and Annuity Association of America (“TIAA” or the “Company”) was established as a legal reserve life insurance company under the insurance laws of the State of New York in 1918. The Company’s primary purpose is to aid and strengthen nonprofit educational and research organizations, governmental entities and other nonprofit institutions by providing retirement and insurance benefits for their employees and their families and by counseling these organizations and their employees on benefit plans and other measures of economic security.

Note 2—Significant Accounting Policies

BASIS OF PRESENTATION:

The accompanying financial statements have been prepared on the basis of statutory accounting principles prescribed or permitted by the New York State Insurance Department (the “Department”), a comprehensive basis of accounting that differs from accounting principles generally accepted in the United States (“GAAP”). The Department requires insurance companies domiciled in the State of New York to prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviation prescribed or permitted by the Department (“New York SAP”).

The table below provides a reconciliation of the Company’s net income (loss) and capital and contingency reserves between NAIC SAP and the New York SAP annual statement filed with the Department. The primary differences arise because the Company maintains more conservative reserves, as prescribed or permitted by New York SAP, under which annuity reserves are generally discounted on the basis of contractually guaranteed interest rates and mortality tables (in millions).

	2008	2007	2006
Net (Loss) Income, New York SAP	$(3,283)	$1,429	$2,334
New York SAP Prescribed or Permitted Practices:
Federal Income Tax Settlement	1,244	—	—
Additional Reserves for:
Term Conversions	2	—	1
Deferred and Payout Annuities issued after 2000	424	490	374
Net (Loss) Income, NAIC SAP	$(1,613)	$1,919	$2,709
Capital and Contingency Reserves, New York SAP	$17,754	$17,827	$15,282
New York SAP Prescribed or Permitted Practices:
Goodwill/Intangible Asset Limitation	20	28	34
Additional Reserves for:
Term Conversions	11	9	9
Deferred and Payout Annuities issued after 2000	3,809	3,385	2,895
Capital and Contingency Reserves, NAIC SAP	$21,594	$21,249	$18,220

During 2008 the Company executed a settlement with the Internal Revenue Service (“IRS”) Appeals Division which resulted in an adjustment of $1.2 billion. (See Note 15) The Company, after consultation with the Department, recorded the adjustment as an increase to contingency reserves and not through net income.

31	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Reconciliations of Net Income and Contingency Reserves: Subsequent to the filing of its New York SAP financial statements, the Company made the following adjustments to the Statutory-Basis financial statements. Reconciliations of TIAA’s net income and contingency reserves between the New York SAP as originally filed and these audited financial statements are shown below (in millions):

	2008	2007	2006
(Loss) Income—New York SAP—as filed with Department	$(3,283)	$1,429	$2,334
Adjustment to Current Federal Income Taxes	—	18	1,122
Treatment of Guarantee of Subsidiary Debt	307	—	—
(Loss) Income—Audited Financial Statement	$(2,976)	$1,447	$3,456

	2008	2007	2006
Capital and Contingency Reserves—New York SAP—as filed with Department	$17,754	$17,827	$15,282
Adjustment to Current Federal Income Taxes	—	18	1,122
Change in Deferred Income Taxes	—	—	(1,117)
Change in Non-Admitted Deferred Income Taxes	—	—	1,063
Capital and Contingency Reserves—Audited Financial Statement	$17,754	$17,845	$16,350

Application of Accounting Pronouncements: For reporting periods beginning on or after January 1, 2009, SSAP 98, Treatment of Cash Flows When Quantifying Changes in Valuation and Impairments, an Amendment of SSAP No. 43—Loan-backed and Structured Securities establishes statutory accounting principles for impairment analysis and subsequent valuation of loan-backed and structured securities. The change resulting from the adoption of this statement shall be accounted for prospectively. No cumulative effect adjustments or application of the new guidance to prior events or periods are required, similar to a change in accounting estimate. The Company elected to early adopt SSAP 98 which resulted in an additional $469 million of realized losses being recognized at December 31, 2008.

For reporting periods ending on or after December 31, 2007, SSAP No. 97, Investment in Subsidiary, Controlled, and Affiliated Entities, A Replacement of SSAP No. 88, was implemented. The statement establishes statutory accounting principles for investments in subsidiaries, controlled and affiliated entities. SSAP 97 clarified the bases that a company could use to value its equity investment in its investment subsidiaries. The initial application of this statement resulted in a $249.5 million increase in non-admitted assets at December 31, 2007.

For reporting periods ending December 31, 2007 and thereafter, SSAP No. 96, Settlement Requirements for Intercompany Transactions, An Amendment to SSAP No. 25, became effective. This statement established a statutory aging threshold for admission of loans and advances to related parties outstanding as of the reporting date. The statement requires transactions between related parties to be in the form of a written agreement and must provide for timely settlement of amounts owed, with a specific due date. This change resulted in a $30.5 million increase in non-admitted assets at December 31, 2007.

For reporting periods beginning after January 1, 2007, SSAP No. 95, Exchanges of Nonmonetary Assets, A Replacement of SSAP No. 28—Nonmonetary Transactions, was implemented. This statement established statutory accounting principles for nonmonetary transactions and requires that exchanges of nonmonetary assets shall generally be based on the fair value of the assets (or services) involved. The cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is the fair value of the asset surrendered to obtain it, and a gain or loss should be recognized on the exchange. SSAP 95 did not have a significant impact on the Company’s statutory financial statements in 2008 or 2007.

TIAA-CREF Investment Horizon Annuity Prospectus	32

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Accounting Principles Generally Accepted in the United States:  The Financial Accounting Standards Board (“FASB”) dictates the requirements for financial statements that are prepared in conformity with GAAP with the applicable authoritative accounting pronouncements. As a result, the Company cannot refer to financial statements prepared in accordance with NAIC SAP and New York SAP as having been prepared in accordance with GAAP.

The differences between GAAP and NAIC SAP would have a material effect on the Company’s financial statements and the primary differences can be summarized as follows:

Under GAAP:

•	The asset valuation reserve (“AVR”) is eliminated as a reserve and the credit-related realized gains and losses are reported in the statement of income on a pretax basis as incurred;

•

The interest maintenance reserve (“IMR”) is eliminated and the realized gains and losses resulting from changes in interest rates are reported as a component of net income rather than being accumulated in and subsequently amortized into income over the remaining life of the investment sold;

•	Dividends on insurance policies and annuity contracts are accrued as the related earnings emerge from operations rather than being accrued in the year when they are declared;

•	Certain assets designated as “non-admitted assets” are included in the GAAP balance sheet rather than excluded from assets in the statutory balance sheet;

•	Policy acquisition costs are deferred and amortized over the lives of the policies issued rather than being charged to operations as incurred;

•	Policy and contract reserves are based on estimates of expected mortality, morbidity, persistency and interest rather than being based on statutory mortality, morbidity and interest requirements;

•

Investments in wholly-owned subsidiaries, other entities under the control of the parent, and certain variable interest entities are consolidated in the parent’s financial statements rather than being carried at the parent’s share of the underlying audited GAAP equity or statutory surplus of a domestic insurance subsidiary;

•	Investments in bonds considered to be “available for sale” are carried at fair value rather than amortized cost;

•

State taxes are included in the computation of deferred taxes. A deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable, rather than not being included in the deferred income tax asset;

•	For purposes of calculating the defined benefit and the post-retirement benefit obligations, active participants not currently vested would also be included in determining the liability;

•	Annuities that do not incorporate significant insurance risk are classified as investment contracts and are not accounted for as insurance contracts;

•	Derivatives are generally valued at fair value rather than being accounted for in a manner consistent with the hedged item, even when the derivatives qualify for hedge accounting;

•

Certain reinsurance transactions are accounted for as financing transactions under GAAP and as reinsurance for statutory purposes, and assets and liabilities are reported gross of reinsurance for GAAP and net of reinsurance for statutory purposes.

The effects of these differences, while not determined, are presumed to be material.

33	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

ACCOUNTING POLICIES:

The preparation of the Company’s statutory-basis financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date of the financial statements. Actual results may differ from those estimates. The following is a summary of the significant accounting policies followed by the Company:

Investments:  Publicly traded securities are accounted for as of the date the investments are purchased or sold (trade date). Other investments are recorded on the settlement date. Realized capital gains and losses on investment transactions are accounted for under the specific identification method. A realized loss is recorded when an impairment is considered to be other-than-temporary. An impairment in an investment is considered to have occurred if an event or change in circumstance indicates that the carrying value of the asset may not be recoverable or the receipt of contractual payments of principal and interest may not occur when scheduled. When an impairment has been determined to have occurred, the investment is written down to fair value and a realized loss is recorded. Management considers available evidence to evaluate the potential impairment of its investments.

Short-Term Investments:  Short-term investments (debt securities with maturities of one year or less at the time of acquisition) that are not impaired are stated at amortized cost using the interest method. Short-term investments impaired are stated at the lower of amortized cost or market value.

Cash Equivalents:  Cash equivalents are short-term, highly liquid investments with original maturities of three months or less at date of purchase and are stated at amortized cost.

Bonds:  Bonds are stated at amortized cost using the interest method. Bonds that are held for sale or NAIC designation 6 and 6Z are valued at the lower of amortized cost or fair value. For other than temporary impairment, the cost basis of the bond is written down to its fair value and the amount of the write down is recognized as a realized loss.

Loan-Backed Securities and Structured Securities:  Included within bonds are loan-backed securities. Loan-backed securities and structured securities not in default, are stated at amortized cost. The retrospective approach is used to determine the carrying amount of loan-backed and structured securities. Estimated future cash flows and expected repayment periods are used in calculating amortization for loan-backed and structured securities. The prospective approach is used to determine the carrying amount of interest only securities, securities for which an other than temporary impairment has been recognized, or securities whose expected future cash flows are lower than the expected cash flows estimated at the time of the acquisition. Loan-backed securities and structured securities held for sale are stated at the lower of amortized cost or fair value. Loan-backed securities and structured securities in default are valued at the lower of amortized cost or fair value. Prepayment assumption for loaned-backed securities and structured securities are obtained from external data services or internal estimates.

Common Stock:  Unaffiliated common stocks are stated at fair value.

Preferred Stock:  Preferred stocks are stated at amortized cost unless they have an NAIC rating designation of 4, 5 or 6 which are stated at the lower of amortized cost or fair value.

Mortgages:  Mortgages are stated at amortized cost, net of valuation allowances, except that purchase money mortgages are stated at the lower of amortized cost or ninety percent of appraised value. Mortgages held for sale are stated at the lower of amortized cost or fair value. A mortgage is evaluated for impairment when it is probable that the receipt of contractual payments of principal and interest may not occur when scheduled. If the impairment is considered to be temporary, a valuation reserve is established for the excess of the carrying value of the mortgage over its estimated fair value. Changes in valuation reserves for mortgages are included in net unrealized capital gains/losses on investments. When an event occurs resulting in an impairment that is other-than-temporary, a direct write-down is recorded as a realized loss and a new cost basis is established.

TIAA-CREF Investment Horizon Annuity Prospectus	34

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Real Estate:  Real estate occupied by the Company and real estate held for the production of income is carried at depreciated cost, less encumbrances. Real estate held for sale is carried at the lower of depreciated cost or fair value, less encumbrances and estimated costs to sell. The Company utilizes the straight-line method of depreciation on real estate. Depreciation is generally computed over a forty-year period. A real estate property may be considered impaired when events or circumstances indicate that the carrying value may not be recoverable. When TIAA determines that an investment in real estate is impaired, a direct write-down is made to reduce the carrying value of the property to its estimated fair value based on an external appraisal, net of encumbrances and a realized loss is recorded.

Wholly-Owned Subsidiaries:  Investments in wholly-owned subsidiaries are stated at the value of their underlying net assets as follows: (1) domestic insurance subsidiaries are stated at the value of their underlying statutory surplus; (2) non-insurance subsidiaries are stated at the value of their underlying audited GAAP equity. Dividends and distributions from subsidiaries are recorded in investment income and changes in the equity of subsidiaries are recorded directly to surplus as unrealized gains or losses.

Limited Partnerships and Limited Liability Companies:  Investments in limited partnerships and limited liability companies are carried at the Company’s percentage of the underlying GAAP equity of the respective entity’s audited financial statements. An unrealized loss is deemed to be other-than-temporary when there is limited ability to recover the loss. A realized loss is recorded for other-than-temporary impairments.

Contract Loans:  Contract loans are stated at outstanding principal balances.

Separate Accounts:  Separate Accounts are established in conformity with insurance laws and are segregated from the Company’s general account and are maintained for the benefit of the separate account contract holders.

Securities Lending:  The Company had a securities lending program whereby it loaned securities to qualified brokers in exchange for cash collateral and required a minimum of 102 percent of the fair value of the loaned securities. When securities were loaned, the Company received additional income on the collateral and continued to receive income on the loaned securities. The Company’s securities lending program was discontinued in 2006.

Foreign Currency Transactions and Translation:  Investments denominated in foreign currencies and foreign currency contracts are valued in U.S. dollars, based on exchange rates at the end of the period. Investment transactions in foreign currencies are recorded at the exchange rates prevailing on the respective transaction dates. All other asset and liability accounts that are denominated in foreign currencies are adjusted to reflect exchange rates at the end of the period. Realized and unrealized gains and losses due to foreign exchange transactions and translation adjustments, are not separately reported but are collectively included in realized and unrealized capital gains and losses, respectively.

Derivative Instruments:  The Company has filed a Derivatives Use Plan with the Department. This plan details TIAA’s derivative policy objectives, strategies, controls and any restrictions placed on various derivative types. The plan also specifies the procedures and systems that TIAA has established to evaluate, monitor and report on the derivative portfolio in terms of valuation, hedge effectiveness and counterparty credit quality. The Company uses derivative instruments for hedging, income generation, and asset replication purposes. Derivatives used by the Company include foreign currency, interest rate and credit default swaps, foreign currency forwards and interest rate cap contracts. See Note 12.

Non-Admitted Assets:  For statutory accounting purposes only, certain assets are designated as non-admitted assets (principally furniture, equipment, leasehold improvements, prepaid expenses, and a portion of deferred federal income tax assets (“DFIT”)). Investment-related non-admitted assets totaled $305 million and $280

35	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

million at December 31, 2008 and 2007, respectively. The non-admitted portion of the DFIT asset was $14,671 million and $1,967 million at December 31, 2008 and 2007, respectively. The other non-admitted assets were $318 million and $340 million at December 31, 2008 and 2007, respectively. Changes in non-admitted assets are charged or credited directly to contingency reserves.

Furniture and Fixtures, Equipment, Leasehold Improvements and Computer Software:  Electronic data processing equipment (“EDP”), computer software, furniture and equipment that qualify for capitalization are depreciated using the straight-line method over 3 years. Office alterations and leasehold tenant improvements that qualify for capitalization are depreciated over 5 years and the remaining life of the lease, respectively.

Accumulated depreciation of EDP equipment and computer software was $340 million and $233 million at December 31, 2008 and 2007, respectively. Related depreciation expenses allocated to TIAA were $38 million, $35 million and $22 million in 2008, 2007 and 2006, respectively. Accumulated depreciation of all furniture and equipment and leasehold improvements, which is non-admitted, was $346 million and $303 million at December 31, 2008, and 2007, respectively. Related depreciation expenses allocated to TIAA was $19 million, $14 million and $20 million in 2008, 2007 and 2006, respectively.

Premium Revenue:  Premiums are recognized as income over the premium-paying period of the related policies. Annuity considerations are recognized as revenue when received. Expenses incurred in connection with acquiring new insurance business are charged to operations as incurred.

Policy and Contract Reserves:  TIAA offers a range of group and individual annuities and individual life policies. Policy and contract reserves for such products are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves established utilize assumptions for interest mortality and other risks insured. Such reserves are designed to be sufficient for contractual benefits guaranteed under policy and contract provisions.

Reserves for deposit-type funds, which do not contain any life contingencies, are equal to deposits received and interest credited to the benefit of contract holders, less withdrawals that represent a return to the contract holder.

Dividends Declared for the Following Year:  Dividends on insurance policies and pension annuity contracts in the payout phase are declared by the TIAA Board of Trustees (the “Board”) in the fourth quarter of each year, and such dividends are credited to policyholders in the following calendar year. Dividends on pension annuity contracts in the accumulation phase are declared by the Board in February of each year, and such dividends on the various existing vintages of pension annuity contracts in the accumulation phase are credited to policyholders during the ensuing twelve month period beginning March 1.

Asset Valuation Reserve:  The AVR is a reserve required by NAIC SAP to provide for potential future credit and equity losses. Reserve components of the AVR are maintained for bonds, stocks, mortgages, real estate, other invested assets and derivatives. Realized and unrealized credit and equity capital gains and losses, net of capital gains taxes, are credited to or charged against the related components of the AVR. Statutory formulae determine the required reserve components primarily based on factors applied to asset classes, and insurance companies may also establish additional reserves for any component; however, the ultimate balance cannot exceed the statutory maximum reserve for that component. Contributions and adjustments to the AVR are reported as transfers to or from contingency reserves. No voluntary contributions were made in either 2008 or 2007.

Interest Maintenance Reserve:  The IMR is a reserve required by NAIC SAP which accumulates realized interest rate-related capital gains and losses on sales of debt securities and mortgages. Such capital gains and losses are amortized out of the IMR, under the grouped method of amortization, over the remaining lives of the assets sold.

TIAA-CREF Investment Horizon Annuity Prospectus	36

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Capitalization Policy:  The capitalization threshold was lowered in 2007 to more closely align with industry practices, improve matching of investment benefits and operating expenses. Factors considered in developing the capitalization policy included dollar amount of capital expenditures, expected useful life of the asset and the impact of depreciation, process and benefit improvements and the current cost of capitalizable items as it relates to future purchase cost of similar items.

Note 3—Long-Term Bonds, Preferred Stocks, and Common Stocks

The amortized cost, estimated fair value, and unrealized gains and losses of long-term bonds, preferred stocks, and common stocks at December 31, are shown below (in millions):

		Gross Unrealized		Estimated Fair Value
	Cost*	Gains	Losses
December 31, 2008
U.S. Government	$5,887	$1,248	$(7)	$7,128
All Other Governments	1,597	54	(100)	1,551
States, Territories & Possessions	1,346	255	(62)	1,539
Political Subdivisions of States, Territories & Possessions	—	—	—	—
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	30,625	1,296	(88)	31,833
Public Utilities	8,503	267	(615)	8,155
Industrial & Miscellaneous	87,761	1,072	(20,137)	68,696
Total Bonds	135,719	4,192	(21,009)	118,902
Preferred Stocks	3,221	30	(1,090)	2,161
Common Stocks Unaffiliated	937	43	(125)	855
Common Stocks Affiliated**	3,263	427	(217)	3,473
Total Bonds and Stocks	$143,140	$4,692	$(22,441)	$125,391

		Gross Unrealized		Estimated Fair Value
	Cost*	Gains	Losses
December 31, 2007
U.S. Government	$4,812	$325	$—	$5,137
All Other Governments	741	83	(4)	820
States, Territories & Possessions	842	176	(3)	1,015
Political Subdivisions of States, Territories & Possessions	18	3	—	21
Special Revenue & Special Assessment, Non-guaranteed Agencies & Government	25,990	602	(333)	26,259
Public Utilities	4,897	263	(107)	5,053
Industrial & Miscellaneous	94,571	3,026	(2,882)	94,715
Total Bonds	131,871	4,478	(3,329)	133,020
Preferred Stocks	4,382	41	(279)	4,144
Common Stocks Unaffiliated	1,349	143	(15)	1,477
Common Stocks Affiliated**	2,714	1,849	—	4,563
Total Bonds and Stocks	$140,316	$6,511	$(3,623)	$143,204

*	Amortized cost for bonds and original cost for stocks net of cumulative recorded other-than-temporary impairments.
**	Also reported in Note 6 Subsidiaries and Affiliates.

37	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Impairment Review Process:  All securities are subjected to TIAA’s process for identifying other-than-temporary impairments. The quarterly impairment identification process utilizes, but is not limited to, a screening process based on declines in fair value of more than 20%. The Company writes down securities that it deems to have an other-than-temporary impairment in value in the period that the securities are deemed to be impaired, based on management’s case-by-case evaluation of the decline in value and prospects for recovery. Management considers a wide range of factors in the impairment evaluation process, including, but not limited to, the following: (a) the extent to which and the length of time the fair value has been below amortized cost; (b) the financial condition and near-term prospects of the issuer; (c) whether the debtor is current on contractually obligated interest and principal payments; (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value or repayment; (e) information obtained from regulators and rating agencies; (f) the potential for impairments in an entire industry sector or sub-sector; and (g) the potential for impairments in certain economically-depressed geographic locations. Where an impairment is considered to be other-than-temporary, the Company recognizes a write-down as a realized loss and adjusts the cost basis of the security accordingly. The Company does not change the revised cost basis for subsequent recoveries in value. Once an impairment write-down has been recorded, the Company continues to review the impaired security for appropriate valuation on an ongoing basis.

The gross unrealized losses and estimated fair values for securities by the length of time that individual securities had been in a continuous unrealized loss position are shown in the table below (in millions):

	Cost*	Gross Unrealized Loss	Estimated Fair Value
December 31, 2008
Less than twelve months:
Bonds	$37,063	$(4,862)	$32,201
Preferred Stocks	1,500	(517)	983
Common Stocks	2,829	(342)	2,487
Total less than twelve months	$41,392	$(5,721)	$35,671
Twelve months or more:
Bonds	$43,792	$(16,147)	$27,645
Preferred Stocks	1,333	(573)	760
Common Stocks	—	—	—
Total twelve months or more	45,125	(16,720)	28,405
Total—All bonds, preferred & common stocks	$86,517	$(22,441)	$64,076

*	Amortized cost for bonds and original cost for stocks net of cumulative reported other-than-temporary impairments.

	Cost*	Gross Unrealized Loss	Estimated Fair Value
December 31, 2007
Less than twelve months:
Bonds	$34,629	$(1,887)	$32,742
Preferred Stocks	1,801	(144)	1,657
Common Stocks	128	(15)	113
Total less than twelve months	$36,558	$(2,046)	$34,512
Twelve months or more:
Bonds	$29,431	$(1,442)	$27,989
Preferred Stocks	1,457	(135)	1,322
Common Stocks	10	—	10
Total twelve months or more	30,898	(1,577)	29,321
Total—All bonds, preferred & common stocks	$67,456	$(3,623)	$63,833

*	Amortized cost for bonds and original cost for stocks net of cumulative recorded other-than-temporary impairments.

TIAA-CREF Investment Horizon Annuity Prospectus	38

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

For 2008, the categories of securities where the estimated fair value declined and remained below cost for less than twelve months were concentrated in commercial mortgage-backed securities (20%), finance (16%), residential mortgage-backed securities (15%), asset-backed securities (9%), manufacturing (8%), real estate investment trust (8%), oil & gas (7%), public utilities (5%), services (3%), communication (2%), mining (2%), retail (2%), government (2%) and revenue & special obligations (1%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held eleven bond investments, six preferred stock investments, two common stock subsidiary controlled and affiliated (“SCA”) investments where each had a gross unrealized loss greater than $25 million at December 31, 2008. These investments represented 15% or $840 million in the aggregate of the total $5.7 billion unrealized loss.

For 2008, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in commercial mortgage-backed securities (57%), residential mortgage-backed securities (12%), asset-backed securities (8%), finance (7%), manufacturing (3%), public utilities (3%), oil & gas (2%), real estate investment trust (2%), communication (1%), mining (1%), retail (1%), revenue & special obligations (1%), transportation (1%) and other securities (1%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held forty-eight bond investments and eleven preferred stock investments where each had a gross unrealized loss greater than $25 million at December 31, 2008. These investments represented 11% or $1.9 billion in the aggregate of the total $16.7 billion unrealized loss.

For 2007, the categories of securities where the estimated fair value declined and remained below cost for less than twelve months were concentrated in commercial mortgage-backed securities (40%), finance (18%), residential mortgage-backed securities (14%), asset-backed securities (8%), real estate investment trust (7%), manufacturing (3%), public utilities (3%), services (2%), oil & gas (1%), retail (1%), transportation (1%), mining (1%) and government (1%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held thirty-six bond investments, eight preferred stock investments, one common stock investment where each had a gross unrealized loss greater than $5 million at December 31, 2007. These investments represented 19% or $379 million in the aggregate of the total $2.0 billion unrealized loss.

For 2007, the categories of securities where the estimated fair value declined and remained below cost for twelve months or greater were concentrated in commercial mortgage-backed securities (25%), residential mortgage-backed securities (24%), finance (18%), asset-backed securities (10%), public utilities (8%), manufacturing (5%), oil & gas (3%), services (2%), real estate investment trust (1%), government (1%), mining (1%), communication (1%) and transportation (1%). The preceding percentages were calculated as a percentage of the gross unrealized loss. The Company held twenty-five bond investments and eight preferred stock investments where each had a gross unrealized loss greater than $5 million at December 31, 2007. These investments represented 14% or $224 million in the aggregate of the total $1.6 billion unrealized loss.

The statutory carrying value and estimated fair value of long-term bond investments at December 31, 2008, by contractual maturity, are shown below (in millions):

	Carrying Value	Estimated Fair Value
Due in one year or less	$2,103	$2,102
Due after one year through five years	14,903	14,393
Due after five years through ten years	23,759	21,474
Due after ten years	26,961	26,847
Subtotal	67,726	64,816
Residential mortgage-backed securities	39,512	38,048
Commercial mortgage-backed securities	21,595	10,981
Asset-backed securities	6,847	5,057
Total	$135,680	$118,902

39	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Bonds not due at a single maturity date have been included in the preceding table based on the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations, although prepayment premiums may be applicable.

Included in the preceding table under asset-backed securities is TIAA’s exposure to sub-prime mortgages totaling approximately $3.8 billion. Ninety-three percent (93%) of the sub-prime securities were rated investment grade (NAIC 1 and 2).

The following table presents the Company’s commercial mortgage-backed securities portfolio based on December 31, 2008 carrying value (in millions):

NAIC Designation	Carrying Value	Estimated Fair Value
1	$18,736	$10,029
2	2,075	621
3	375	130
4	276	112
5	96	51
6	37	38
Total	$21,595	$10,981

With respect to the commercial mortgage-backed securities (“CMBS”) in the above table, approximately 96% were rated investment grade (NAIC 1 and 2) and approximately 64% were issued prior to 2006 (based on carrying value). While recent market events have resulted in significant illiquidity in the broad CMBS markets and consequently reduced trading activity and valuations available in the marketplace, the underlying investments in the CMBS portfolio have continued to perform within the Company’s original expectations as of the time of purchase. The Company has continued to maintain its historical procedures surrounding the evaluation of fundamental underwriting and investment standards within its investment portfolios, including investments in CMBS. Additionally, the Company continues to manage the CMBS portfolio to appropriately support its contractual obligations and will recognize impairments when diminishments in fair value are determined to be other than temporary. Management continues to actively monitor the market, credit and liquidity risk of the CMBS portfolio as an integral component of its overall asset liability management program.

Included in the Company’s long-term investments are NAIC 6 and 6Z totaling approximately $844 million. The statutory carrying value of these investments is listed in the following table (in millions):

Carrying Value
Due in one year or less	$24
Due after one year through five years	162
Due after five years through ten years	184
Due after ten years	261
Subtotal	631
Residential mortgage-backed securities	68
Commercial mortgage-backed securities	38
Asset-backed securities	107
Total	$844

TIAA-CREF Investment Horizon Annuity Prospectus	40

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

The carrying values of long-term bond investments were diversified by industry classification at December 31 as follows:

	2008	2007
Residential mortgage-backed securities	29.1%	25.6%
Commercial mortgage-backed securities	15.9	16.6
Manufacturing	8.5	8.6
Finance and financial services	8.0	10.0
Public utilities	7.4	6.9
Government	6.4	6.8
Asset-backed securities	5.1	5.7
Oil and gas	4.5	4.1
Communications	3.5	3.5
Services	2.6	2.9
Real estate investment trusts	2.4	3.0
Retail and wholesale trade	2.2	2.0
Revenue and special obligations	2.0	2.1
Transportation	1.2	1.2
Mining	1.2	1.0
Total	100.0%	100.0%

At December 31, 2008 and 2007, 95.1% and 94.9%, respectively, of the long-term bond portfolio was comprised of investment grade securities.

During 2008 and 2007, the Company recorded bonds and stocks acquired through troubled debt restructurings with book values aggregating $19 million and $42 million, through non-monetary transactions. When restructuring troubled debt, TIAA generally accounts for assets at their fair value at the time of restructuring or at the carrying value of the assets given up if lower. If the fair value is less than the carrying value of the assets given up, the required write-down is recognized as a realized capital loss. During 2008 and 2007, the Company also acquired bonds and stocks through exchanges aggregating $877 million and $804 million, of which approximately $1 million and $37 million were acquired through non-monetary transactions, respectively. When exchanging securities, TIAA generally accounts for assets at fair value unless the exchange was as a result of restricted 144A’s exchanged for unrestricted securities, which are accounted for at book value. During 2008 and 2007, TIAA acquired common stocks from Other Invested Asset fund investment distributions totaling $18 million and $55 million, respectively.

Debt securities of $8 million at December 31, 2008 and 2007, respectively, were on deposit with governmental authorities or trustees, as required by law.

The Company does not have any restricted common stock or preferred stock.

For the years ended December 31, 2008 and 2007, the carrying amount of bonds and stocks denominated in a foreign currency was $3,408 million and $4,188 million, respectively. Bonds that totaled $1,506 million and $1,612 million at December 31, 2008 and 2007, respectively, represent amounts due from related parties that are collateralized by real estate owned by TIAA’s investment subsidiaries and affiliates.

The Company uses a third party proprietary system in determining the market value of its structured securities. In 2008, in accordance with SSAP 43, the Company changed from the retrospective method to the prospective method due to negative yields and early adopted SSAP 98 in the fourth quarter on securities totaling $184 million carrying value. As a result of early adoption of SSAP 98, structured securities were written down during the fourth quarter of 2008 by $469 million.

41	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Note 4—Mortgages

The Company originates mortgages that are principally collateralized by commercial real estate. The coupon rates for non-mezzanine commercial mortgages originated during 2008 ranged from 5.94% to 8.43% and ranged from 4.96% to 8.77% for 2007.

The Company also acquires mezzanine real estate loans, which are secured by a pledge of direct or indirect equity interests in an entity that owns real estate. There were no mezzanine real estate loans acquired during 2008 and the coupon rate for mezzanine real estate loans acquired during 2007 ranged from 5.83% to 6.96%, respectively.

The maximum percentage of any one loan to the value of the security at the time of the loan, exclusive of insured, guaranteed or purchase money mortgages, was 80% for commercial loans (includes mezzanine loans).

For the years ended December 31, 2008 and 2007, the carrying value of mezzanine real estate loans was $784 million and $832 million, respectively.

Impairment Review Process:  The Company monitors the effects of current and expected market conditions and other factors on the collectability of mortgages to identify and quantify any impairment in value. Any impairment is classified as either temporary, for which, a recovery is anticipated, or other-than-temporary. Mortgages held to maturity with impaired values at December 31, 2008 and 2007 have been written down to net realizable values based upon independent appraisals of the collateral while mortgages held for sale have been written down to the current fair value of the loan, as shown in the table below. For impaired mortgages where the impairments were deemed to be temporary, an allowance for credit losses has been established, as indicated below (in millions):

	2008	2007	2006
Investment in impaired mortgages, with temporary allowances for credit losses (at net carried value plus accrued interest)	$—	$—	$—
Related temporary allowances for credit losses	$—	$—	$—
Investment in impaired mortgages, net of other-than-temporary impairment losses recognized	$259	$164	$1,031
Related write-downs for other-than-temporary impairments	$(209)	$(9)	$(26)
Average investments in impaired mortgages	$185	$746	$179
Interest income recognized on impaired mortgages during the period	$14	$40	$5
Interest income recognized on a cash basis during the period	$14	$50	$6

There was no activity affecting the allowance for credit losses on mortgages as of December 31, 2008 or 2007.

During the first quarter 2009, the Company transferred 20 mortgages to held for sale and recognized a loss of $424 million.

Mortgage Diversification:  At December 31, the carrying values of mortgage investments were diversified by property type and geographic region as follows:

Property Type	2008	2007
Shopping centers	36.0%	36.6%
Office buildings	32.1	31.4
Industrial buildings	17.3	16.4
Apartments	7.3	6.2
Mixed-use projects	3.4	5.3
Hotel	2.6	3.5
Other	0.7	0.6
Land	0.6	—
Total	100.0%	100.0%

TIAA-CREF Investment Horizon Annuity Prospectus	42

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Geographic Region	2008	2007
Pacific	28.4%	28.7%
South Atlantic	23.5	22.8
North Central	13.1	13.5
Middle Atlantic	12.8	11.6
South Central	11.4	10.9
Mountain	4.0	4.4
New England	3.8	4.2
Other	3.0	3.9
Total	100.0%	100.0%

At December 31, 2008 and 2007, approximately 23.7% and 23.2% of the mortgage portfolio, respectively, was invested in California and was included in the Pacific region shown above.

Scheduled Mortgage Maturities:  At December 31, 2008, contractual maturities for mortgages were as follows (in millions):

Carrying Value
Due in one year or less	$1,625
Due after one year through five years	7,704
Due after five years through ten years	9,399
Due after ten years	940
Total	$19,668

Actual maturities may differ from contractual maturities because borrowers may have the right to prepay mortgages, although prepayment premiums may be applicable.

There were no troubled debt restructurings during the periods ended December 31, 2008 or 2007. When restructuring mortgages, TIAA generally requires participation features, yield maintenance stipulations, and/or the establishment of property-specific escrow accounts funded by the borrowers. With respect to impaired loans, the Company accrues interest income to the extent it is deemed collectible. Due and accrued income on any mortgage in default for more than 180 days is non-admitted. Cash received on impaired mortgages that are performing according to their contractual terms is applied in accordance with those terms. For mortgages in the process of foreclosure, cash received is initially held in suspense and applied as return of principal at the time that the foreclosure process is completed, or the mortgage is otherwise disposed. There were no mortgages with interest more than 180 days past due at December 31, 2008 or 2007.

During 2008 and 2007, the Company did not reduce the interest rate of any outstanding loans.

The Company has no Reverse Mortgages as of December 31, 2008 or 2007.

Mortgages that totaled $180 million and $212 million at December 31, 2008 and 2007, respectively, represent the carrying value of amounts due from related parties that are collateralized by real estate owned by TIAA investment subsidiaries and affiliates.

For the years ended December 31, 2008 and 2007, the carrying value of mortgages denominated in foreign currency was $507 million and $745 million, respectively.

The Company does not underwrite nor does it hold sub-prime mortgages in the commercial mortgage portfolio and does not have any material indirect exposure from sub-prime lenders who are tenants in buildings that are secured by commercial mortgages.

43	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Note 5—Real Estate

The Company makes investments in commercial real estate directly, through wholly owned subsidiaries and through real estate limited partnerships. The Company monitors the effects of current and expected market conditions and other factors on the reliability of real estate investments to identify and quantify any impairment in value. Other-than-temporary impairments on directly owned real estate investments for the years ended December 31, 2008 and 2007 were $23 million and $0, respectively, and these amounts are included in the impairment table in Note 4. At December 31, 2008 and 2007, TIAA’s directly owned real estate investments of $1,645 million and $1,672 million, respectively, were carried net of third party mortgage encumbrances, which totaled approximately $160 million and $163 million, respectively.

At December 31, the carrying values of real estate investments were diversified by property type and geographic region as follows:

Property Type	2008	2007
Office buildings	62.8%	63.7%
Industrial buildings	15.6	15.5
Mixed-use projects	11.0	14.9
Apartments	6.5	2.7
Land held for future development	3.1	2.3
Retail	0.8	0.7
Income-producing land underlying improved real estate	0.2	0.2
Total	100.0%	100.0%

Geographic Region	2008	2007
South Atlantic	37.8%	42.5%
North Central	17.7	13.9
Middle Atlantic	14.2	13.6
Pacific	12.7	12.5
South Central	8.0	8.0
Other	7.6	7.6
Mountain	2.0	1.9
Total	100.0%	100.0%

At December 31, 2008 and 2007, approximately 18.4% and 17.7% of the real estate portfolio, respectively, was invested in Florida and was included in the South Atlantic region shown above.

Depreciation expense on directly owned real estate investments for the years ended December 31, 2008, 2007 and 2006, was $60 million, $53 million and $50 million, respectively; the amount of accumulated depreciation at December 31, 2008 and 2007 was $374 million and $328 million, respectively.

There were no real estate properties acquired via the assumption of debt or in satisfaction of debt during 2008 or 2007.

The Company’s real estate portfolio does not have any material exposure from sub-prime lenders who are tenants in the buildings that are directly owned.

The Company does not engage in retail land sales operations.

TIAA-CREF Investment Horizon Annuity Prospectus	44

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Note 6—Subsidiaries and Affiliates

TIAA’s investment subsidiaries and affiliates have been created for legal or other business reasons and are primarily involved in real estate and securities investment activities for the Company. The larger investment subsidiaries and affiliates are ND Properties, Inc., TIAA Realty, Inc., Ceres Agricultural Properties, LLC and 485 Properties, LLC (in millions):

	2008	2007	2006
Net carrying value	$4,456	$4,550	$3,921
Other than temporary impairment	$5	$9	$11
Net investment income (distributed from investment subs and aff.)	$82	$132	$191
Amounts due (to) from subs and affiliates	$(31)	$2	$(19)
Capital contributions	$1,606	$1,529	$231
Return of capital	$1,168	$1,216	$992

The 2008 other-than-temporary impairments relate to real estate investments that were impaired and/or reclassified to Held for Sale, and written down to external appraisal values or estimated net sales price.

TIAA’s operating subsidiaries and affiliates primarily consist of TIAA-CREF Tuition Financing, Inc. (“TFI”), Teachers Personal Investors Services (“TPIS”) and Teachers Advisors, Inc. (“Advisors”) which are wholly-owned subsidiaries of TIAA-CREF Enterprises, Inc. (“Enterprises”) a wholly-owned subsidiary of TIAA, TIAA-CREF Trust Company, FSB (“Trust”), TIAA-CREF Individual & Institutional Services LLC (“Services”), TIAA-CREF Asset Management Commingled Funds Trust I (“TCAM”), TIAA-CREF Investment Management, LLC, TIAA Global Markets, Inc. (“TGM”), TIAA-CREF Redwood, LLC, and Active Extension Funds I and II which are also wholly-owned subsidiaries of TIAA (in millions):

	2008	2007	2006
Net carrying value	$480	$810	$871
Other than temporary impairment	$141	$56	$36
Net investment income (distributed from investment subs and aff.)	$—	$—	$3
Amounts due from subs and affiliates	$37	$121	$58
Capital contributions	$269	$148	$82
Return of capital	$389	$228	$3

The 2008 other-than-temporary impairments were a result of a decline in equity value of three subsidiaries for which the carrying value is not expected to be recovered.

To conform to the NAIC Annual Statement presentation, the Company’s share of net carrying value of these entities is reported as affiliated common stock or as other long-term investments.

TIAA provides a $750 million uncommitted and unsecured 364-day revolving line of credit to TGM. During 2008, there were 5 draw downs totaling $172 million that were repaid by December 31, 2008. During 2007, there were 3 draw downs totaling $500 million that were repaid by December 31, 2007. There is no outstanding principal and accrued interest on this line of credit as of December 31, 2008 or 2007. The carrying value of TGM at December 31, 2008 was $(348) million. Pursuant to TIAA’s guarantee of TGM as disclosed in Note 21, TIAA reported the negative equity of TGM as a liability in Other liabilities on the balance sheet.

TIAA provides a $100 million committed and unsecured 364-day revolving line of credit to TCAM. In 2008, there were 3 draw downs totaling $89 million. In 2007, there were 13 draw downs totaling $314 million. At December 31, 2008 and December 31, 2007, outstanding principal plus accrued interest totaled $36 million and $26 million, respectively.

As of December 31, 2008 and 2007, TIAA’s investments in TIAA-CREF mutual funds totaled approximately $468 million and $863 million, respectively. These amounts are reported in the caption “Common Stocks” in the accompanying balance sheets.

45	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

TIAA provides a $100 million unsecured 364-day revolving line of credit to TIAA-CREF Life. As of December 31, 2008, $30 million of this facility was maintained on a committed basis for which TIAA-CREF Life pays a commitment fee of 3 basis points on the undrawn committed amount. During 2008, there were 17 draw downs totaling $41 million which were repaid by December 31, 2008. As of December 31, 2008 outstanding principal plus accrued interest was $ 0.

Note 7—Other Long-term Investments

The components of TIAA’s carrying value in other long-term investments at December 31 were (in millions):

	2008	2007
Unaffiliated other invested assets	$6,417	$6,379
Affiliated other invested assets	3,044	3,003
Contract loans	908	862
Other long-term assets	306	49
Total other long-term investments	$10,675	$10,293

As of December 31, 2008, unaffiliated other invested assets of $6,417 million consist primarily of private equity funds of which $4,647 million invest in securities and $1,495 million invest in real estate related holdings. The remaining $275 million of unaffiliated other invested assets consist of defeased loans. As of December 31, 2008, affiliated other invested assets totaling $3,044 million represents investment subsidiaries totaling $2,605 million of which $2,350 million investment in real estate related holdings. The remaining $439 million of affiliated other invested assets represents operating subsidiaries and trusts. Other long-term assets in the table above consist primarily of $299 million in derivatives.

For the years ended December 31, 2008 and 2007, other-than-temporary impairments in other long-term investments for which the carrying value is not expected to be recovered were $552 million and $42 million, respectively.

For the years ended December 31, 2008 and 2007, other long-term investments denominated in foreign currency were $1,411 million and $875 million, respectively.

The Company holds investments in Low Income Housing Tax Credits (“LIHTC”) which have remaining tax credit years ranging from 2 years to 12 years with a required holding period of 15 years. The Company’s investments in LIHTC properties are not currently subject to regulatory review and do not exceed 10% of the Company’s admitted assets.

Note 8—Commitments

The outstanding obligation for future investments at December 31, 2008, is shown below by asset category (in millions):

	2009	2010	In later years	Total Commitments
Bonds	$162	$71	$22	$255
Mortgages	187	—	—	187
Real estate	4	—	—	4
Common stocks	101	60	3	164
Other long-term investments	1,838	1,873	1,736	5,447
Total	$2,292	$2,004	$1,761	$6,057

In the preceding table under mortgage commitments for 2009, $45.9 million was withdrawn in January 2009, resulting in a commitment withdrawal fee of $689 thousand.

TIAA-CREF Investment Horizon Annuity Prospectus	46

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

The funding of bond commitments is contingent upon the continued favorable financial performance of the potential borrowers and the funding of mortgage and real estate commitments are generally contingent upon the underlying properties meeting specified requirements, including construction, leasing and occupancy. Due to TIAA’s due diligence in closing mortgage commitments, there is a lag between commitment and closing. For other long–term investments, primarily fund investments, there are scheduled capital calls that extend into future years.

Included in the amounts of other long-term investments in the above table is the Company’s commitments to purchase tax credits of $8.9 million of which $2.2 million is to be disbursed in 2009 and $6.7 million in later years.

Other long-term investment commitments also include the Company’s limited partnership in the Hines Development Fund Limited Partnership (“Development Fund I & II”) whose primary focus is the development and redevelopment of real estate projects in Western Europe. Each of the limited partners made a specified commitment to the fund; TIAA committed 130 million Euros which is approximately $182 million (in U.S. dollars) to Development Fund I and 100 million Euros which is approximately $140 million (in U.S. dollars) to Development Fund II as of December 31, 2008. The limited partners’ commitments are pledged as collateral to facilitate the financing of the activities of the fund by third parties through equity lines of credit. The limited partners do not anticipate funding their commitments but remain committed to do so should it become necessary for the Development Fund to make cash capital calls.

Note 9—Investment Income and Capital Gains and Losses

Net Investment Income:  The components of net investment income for the years ended December 31 were as follows (in millions):

	2008	2007	2006
Bonds	$8,232	$7,901	$7,536
Mortgages	1,290	1,481	1,781
Real estate	285	246	244
Stocks	347	512	368
Other long-term investments	692	918	635
Cash, cash equivalents and short-term investments	95	90	46
Other	9	5	4
Total gross investment income	10,950	11,153	10,614
Less securities lending expenses	—	—	(13)
Less investment expenses	(451)	(448)	(423)
Net investment income before amortization of net IMR gains	10,499	10,705	10,178
Plus amortization of net IMR gains	60	123	135
Net investment income	$10,559	$10,828	$10,313

Due and accrued income excluded from net investment income is as follows: Bonds in or near default or that are over 90 days past due; Preferred Stocks that are over 90 days past due and with a NAIC designation of 4, 5 or 6; Common Stocks Affiliated related to real estate with rents over 90 days past due; Mortgages with amounts greater than the excess of property value over the unpaid principal balance and on mortgages in default more than eighteen months; and Real Estate relating to rent in arrears for more than 90 days. The total due and accrued income excluded from net investment income was $1 million for both years of 2008 and 2007, and $2 million for 2006.

47	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Future rental income expected to be received under existing real estate leases in effect as of December 31, 2008 (in millions):

	2009	2010	2011	2012	2013	Thereafter	Total
Future rental income	$149	$136	$119	$99	$75	$175	$753

Realized Capital Gains and Losses:  The net realized capital gains (losses) on sales, redemptions and write-downs due to other than temporary impairments for the years ended December 31 were as follows (in millions):

	2008	2007	2006
Bonds	$(2,822)	$(74)	$125
Mortgages	(181)	7	(31)
Real estate	20	2	70
Stocks	(929)	77	407
Other long-term investments	(546)	56	50
Cash, cash equivalents and short-term investments	(33)	5	7
Total before capital gains taxes and transfers to the IMR	(4,491)	73	628
Transfers to IMR	41	(44)	(20)
Capital gains taxes	—	(166)	—
Net realized capital (losses) gains less capital gains taxes, after transfers to the IMR	$(4,450)	$(137)	$608

Write-downs of investments resulting from other-than-temporary impairments (“OTTI”), included in the preceding table, were as follows for the years ended December 31 (in millions):

	2008	2007	2006
Other-than-temporary impairments:
Bonds	$2,467	$339	$109
Mortgages	211	49	27
Real estate	23	—	2
Stocks	890	100	33
Other long-term investments	552	42	45
Total	$4,143	$530	$216

The Company did not have any troubled debt restructurings during 2008 or 2007, therefore there were no related losses recognized.

In adherence with statutory accounting principals the Company holds its investments until maturity. The Company performs periodic reviews of its portfolio to identify investments which may have deteriorated in credit quality to determine if any are candidates for sale in order to maintain a quality portfolio of investments. Investments which are deemed candidates for sale are continually monitored until sold and carried at the lower of amortized cost or fair value. In accordance with the Company’s valuation and impairment process the investment will be monitored quarterly for further declines in fair value at which point an other than temporary impairment will be recorded until actual disposal of the investment. Proceeds from sales of long-term bond investments during 2008, 2007 and 2006 were $5,099 million, $4,840 million and $9,275 million, respectively. Gross gains of $111 million, $190 million and $327 million and gross losses, excluding impairments considered to be other-than-temporary, of $646 million, $65 million and $172 million were realized on these sales during 2008, 2007 and 2006, respectively.

Wash Sales:  The Company does not engage in the practice of wash sales, however, in isolated case in the course of asset management activities, a security may be sold and repurchased in whole or in part within the thirty-days of the sale when an opportunity to significantly enhance the return on the investment is present.

TIAA-CREF Investment Horizon Annuity Prospectus	48

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

The details by NAIC designation 3 or below of securities sold during 2008 and 2007, respectively, and reacquired within thirty days of the sale date are (in millions):

	2008
	Number of Transactions	Book Value of Sale	Cost of Repurchases	Gains/ (Losses)
NAIC 3	20	$17.4	$17.3	$0.1
NAIC 4	12	0.4	0.3	—
NAIC 5	5	2.0	2.0	0.1
Total	37	$19.8	$19.6	$0.2

	2007
	Number of Transactions	Book Value of Sale	Cost of Repurchases	Gains/ (Losses)
NAIC 3	6	$7.5	$7.5	$0.1
NAIC 4	2	1.2	1.3	—
Total	8	$8.7	$8.8	$0.1

Unrealized Capital Gains and Losses:  The net changes in unrealized capital gains (losses) on investments, resulting in a net increase (decrease) in the valuation of investments for the years ended December 31 were as follows (in millions):

	2008	2007	2006
Bonds	$(483)	$299	$220
Mortgages	(172)	95	3
Stocks	(633)	92	173
Other long-term investments	(1,474)	379	2
Cash, cash equivalents and short-term investments	5	—	—
Total	$(2,757)	$865	$398

Note 10—Securitizations

When TIAA sells bonds and mortgages in a securitization transaction, it may retain interest-only strips, one or more subordinated tranches, residual interest, or servicing rights, all of which are retained interests in the securitized receivables. The Company’s ownership of the related retained interests may be held directly by the Company or indirectly through an investment subsidiary. The retained interests are associated with Special Purpose Entities/Qualified Special Purpose Entities (“SPEs/QSPEs”) that issue equity and debt which is non-recourse to the Company. Fair value used to determine gain or loss on a securitization transaction is based on quoted market prices, if available; however, quotes are generally not available for retained interests, so the Company either obtains an estimated fair value from an independent pricing service or estimates fair value internally based on the present value of future expected cash flows using management’s best estimates of future credit losses, forward yield curves, and discount rates that are commensurate with the risks involved.

The Company has not initiated any securitization transactions in which it sold assets held on its balance sheet into SPEs/QSPEs during 2008. Advisors, a downstream subsidiary of TIAA, provides investment advisory services for most assets securitized by the Company.

During 2007, TIAA entered into a securitization transaction in which it sold commercial mortgages with a total principal balance of approximately $2,092 million and recognized a gain of approximately $34 million. TIAA received proceeds of approximately $2,009 million and retained subordinated interests with a fair value of approximately $77 million. The total cash flows received on interests retained were approximately $2,017 million for the year ending 2007. TIAA’s total principal amount outstanding is $2,092 million, the

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derecognized piece is $2,009 million, and the retained principal amount is $83 million. There were no delinquencies or credit losses at December 31, 2008, 2007 and 2006, respectively.

The following table summarizes the Company’s retained interests in securitized financial assets from transactions originated since 2000 (in millions):

					Sensitivity Analysis of Adverse Changes in Key Assumptions
Issue Year	Type of Collateral	Carrying Value	Estimated Fair Value		10% Adverse	20% Adverse
2000	Bonds	$73	$66	(a)	$(2)	$(4)
2001	Bonds	$238	$211	(b)	$(6)	$(11)
2002	Bonds	$27	$4	(c)	$—	$(1)
2007	Mortgages	$76	$32	(d)	$(1)	$(3)

The key assumptions applied to both the fair values and sensitivity analysis of the retained interests on December 31, 2008 was as follows:

(a)	The retained interests securitized in 2000 are valued utilizing a discounted cash flow methodology. Cash flows are discounted at rates ranging from 8.47% to 12.47%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rate.

(b)	The retained interests securitized in 2001 were valued using an independent third-party pricing service, which uses the discounted cash flow analysis of anticipated cash flows. Cash flows are discounted at rates ranging from 7.46% to 72.65% (weighted average rate of 10.64%). Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rate.

(c)	The retained interests securitized in 2002 was valued using an independent third-party pricing service. Cash flows are discounted at 61.21%. Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rates.

(d)	The retained interests securitized in 2007 were valued using an independent third-party pricing service, which uses the discounted cash flow analysis of anticipated cash flows, including assumptions of anticipated prepayment speeds. Cash flows are discounted at rates ranging from 12.01% to 83.89% (weighted average rate of 20.63%). Considerations in the determination of discount rates would include transaction structure and credit quality of underlying assets. To test valuation sensitivity, the fair values of the retained interests were recalculated using 10% and 20% adverse changes in the overall discount rates.

Note that the sensitivity analysis above does not give effect to any offsetting benefits of financial instruments which may hedge the risks inherent to these financial interests. Additionally, changes in particular assumptions, such as discount rates, may in practice change other valuation assumptions which may magnify or counteract the effect of these disclosed sensitivities.

Note 11—Disclosures About Fair Value of Financial Instruments

Included in the Company’s financial statements are certain financial instruments carried at fair value. Other financial instruments are periodically measured at fair value, such as when impaired, or, for certain bonds and preferred stock when carried at the lower of cost or market.

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The fair value of an asset is the amount at which that asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The fair value of a liability is the amount at which that liability could be incurred or settled in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Fair values are based on quoted market prices when available. When market prices are not available, fair values are primarily provided by a third party pricing service for identical or comparable assets, or through the use of valuation methodologies using observable market inputs. These fair values are generally estimated using discounted cash flow analyses, incorporating current market inputs for similar financial instruments with comparable terms and credit quality. In instances where there is little or no market activity for the same or similar instruments, the Company estimates fair value using methods, models and assumptions that management believes market participants would use to determine a current transaction price. These valuation techniques involve management estimation and judgment which becomes significant with increasingly complex instruments or pricing models. Where appropriate, adjustments are included to reflect the risk inherent in a particular methodology, model or input used.

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by SFAS 157, Fair Value Measurements. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1—Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.

Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

Level 3—Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date.

FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS:

The following table provides information as of December 31, 2008 about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in millions):

	Level 1	Level 2	Level 3	Total
Assets at fair value:
Common stocks	$581	$274	$—	$855
Derivatives	—	282	—	282
Separate accounts, net	951	512	11,010	12,473
Total assets at fair value	$1,532	$1,068	$11,010	$13,610

Liabilities at fair value:
Derivatives	$—	$(195)	$—	$(195)
Total liabilities at fair value	$—	$(195)	$—	$(195)

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Fair values and changes in the fair values of separate account assets generally accrue directly to the policyholders and therefore there is no net impact to the Company’s revenues and expenses or surplus.

Changes in Level 3 Assets and Liabilities measured at Fair Value on a recurring basis

The following is a reconciliation of the beginning and ending balances for net assets measured at fair value on a recurring basis using Level 3 inputs during the year ended December 31, 2008 (in millions):

Separate Account Net Assets
Balance at 1/1/08:	$13,823
Total gains or losses (realized/unrealized) included in surplus	(2,518)
Other activity	(295)
Balance at 12/31/08	$11,010

Separate account net assets consist of directly owned real estate, joint ventures, limited partnerships and a note receivable held by the Real Estate Account (“REA”) net of mortgages issued to REA. The impact on overall surplus is offset by concurrent changes in value in both separate account assets and separate account liabilities in the Company’s Statement of Assets, Liabilities and Capital and Contingency Reserves. Other activity consists principally of acquisitions of properties or ownership interests and assumptions of mortgages and principal repayments made thereon.

ASSETS MEASURED AT FAIR VALUE ON A NON-RECURRING BASIS:

Certain financial assets are measured at fair value on a non-recurring basis, such as certain bonds and preferred stock valued at the lower of cost or fair value, or investments that are impaired during the reporting period and recorded at fair value on the balance sheet at December 31, 2008. The following table summarizes the changes in assets measured at fair value on a non-recurring basis as of December 31, 2008 and the related net gains and losses for those items (in millions):

	Level 1	Level 2	Level 3	Total Gains (Losses)
Bonds	$—	$1,353	$35	$(1,811)
Preferred Stock	28	223	3	(524)
Other Long Term Investments	—	—	906	(740)
Sub-total	$28	$1,576	$944	$(3,075)

Described below are the Company’s application of the fair value hierarchy to its assets and liabilities carried at fair value on a recurring and non-recurring basis:

Level 1 Financial Instruments

Unadjusted quoted prices for these securities are provided to the Company by independent pricing services. Common stock and separate account assets in Level 1 primarily include mutual fund investments valued by the respective mutual fund companies and exchange-listed equities. Preferred stocks carried on a lower of cost or market basis are those that trade in an active market where prices for identical securities are readily available.

Level 2 Financial Instruments

Typical inputs to models used by independent pricing services include but are not limited to benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, reference data, and industry and economic events. Because most bonds and preferred stocks do not trade daily, independent pricing services regularly derive fair values using recent trades of securities with similar features. When recent trades are not available, pricing models are used to estimate the fair values of securities by discounting future cash flows at estimated market interest rates.

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If an independent pricing service is unable to provide the fair value for a security due to insufficient market information, such as for a private placement transaction, the Company will determine the fair value internally using a matrix pricing model. This model estimates fair value using discounted cash flows at a market yield considering the appropriate treasury rate plus a spread. The spread is derived by reference to similar securities, and may be adjusted based on specific characteristics of the security, including inputs that are not readily observable in the market. The Company assesses the significance of unobservable inputs for each security priced internally and classifies that security in Level 2 only if the unobservable inputs are insignificant.

Common stocks included in Level 2 include those which are traded in an inactive market or for which prices for identical securities are not available.

Derivative assets and liabilities classified in Level 2 represent over-the-counter instruments that include, but are net limited to, fair value hedges using foreign currency swaps, foreign currency forwards, interest rate swap and credit default swaps. Fair values for these instruments are determined internally using market observable inputs that include, but are not limited to, forward currency rates, interest rates, credit default rates and published observable market indices.

Separate account assets in Level 2 consist principally of short-term government agency notes and commercial paper. Preferred stocks in Level 2 are those carried on a lower of cost or market basis using daily trade prices based on prices for similar securities observable in the market. Bonds carried in Level 2 are composed of corporate bonds and asset-backed securities.

Level 3 Financial Instruments

Bonds classified as Level 3 include asset-backed securities that were manually priced. Valuation of separate account net assets and liabilities classified in Level 3 is generally based on discounted cash flow analyses which utilize market rates, but valuation methods may also include cost and comparable sales approaches.

Other long term assets in Level 3 include private equity holdings, real estate partnerships and investment interests in affiliates where carrying values approximate market or where permanent impairments were taken.

Fair Value of Financial Instruments

The estimated fair value amounts of financial instruments presented in the following tables were determined by the Company using market information available as of December 31, 2008 and 2007 and appropriate valuation methodologies. However, considerable judgment may be required to interpret market data in developing the estimates of fair value for financial instruments for which there are no available market value quotations. The estimates presented are not necessarily indicative of the amounts the Company could have realized in a market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

(In millions)	Carrying Value	Estimated Fair Value
December 31, 2008
Assets
Bonds	135,680	118,902
Mortgages	19,668	18,799
Preferred stocks	3,216	2,161
Common stocks	3,017	4,328
Cash, cash equivalents and short-term investments	5,553	5,553
Contract loans	908	908
Derivative financial instruments	299	334
Separate account assets	12,473	12,473
Liabilities
Liability for deposit-type contracts	500	500
Derivative financial instruments	370	481
Separate account liabilities	12,319	12,319

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(In millions)	Carrying Value	Estimated Fair Value
December 31, 2007
Assets
Bonds	131,859	133,020
Mortgages	20,443	20,919
Preferred stocks	4,375	4,144
Common stocks	4,190	6,039
Cash, cash equivalents and short-term investments	1,603	1,603
Contract loans	862	862
Derivative financial instruments	44	45
Separate account assets	19,021	19,021
Liabilities
Liability for deposit-type contracts	454	454
Derivative financial instruments	810	868
Separate account liabilities	19,021	19,021

Bonds:  The fair values for publicly traded long-term bond investments were determined using prices provided by third party pricing services. For privately placed long-term bond investments without a readily ascertainable market value, such values were determined with the assistance of an independent pricing service utilizing a discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

The aggregate carrying value and estimated fair value of publicly traded and privately placed bonds at December 31 were as follows (in millions):

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Publicly traded bonds	$100,695	$91,019	$96,235	$96,573
Privately placed bonds	34,985	27,883	35,624	36,447
Total bonds	$135,680	$118,902	$131,859	$133,020

Mortgages:  The fair values of mortgages were generally determined by discounted cash flow methodology based on coupon rates, maturity provisions and credit assumptions.

Preferred Stocks:  The fair values of preferred stocks were determined using prices provided by third party pricing or valuations from the NAIC.

Common Stocks:   Fair value of unaffiliated common stock is based on quoted market prices, where available, or prices provided by state regulatory authorities. The Company estimates the fair value of its common stock affiliated by determining the fair value of the underlying assets of the affiliated entities.

Cash, Cash Equivalents, and Short-Term Investments:  The carrying values were considered reasonable estimates of fair value.

Contract Loans:  Contract loans are stated at outstanding principal balances.

Deposit-type contracts:  For deposit-type contracts the fair value approximates the carrying value. The carrying value is payable upon demand.

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Derivative Financial Instruments:  The fair value of interest rate cap contracts and credit default swap contracts are estimated by external parties and are reviewed internally for reasonableness based on anticipated interest rates, estimated future cash flows, and anticipated credit market conditions. The fair value of foreign currency swaps and forward contracts and interest rate swap contracts are estimated internally based on estimated future cash flows, anticipated foreign exchange relationships and anticipated interest rates and such values are reviewed for reasonableness with estimates provided by TIAA’s counterparties.

Note 12—Derivative Financial Instruments

The Company uses derivative instruments for hedging, income generation, and asset replication purposes. The Company does not engage in derivative financial instrument transactions for speculative purposes. The Company enters into derivatives directly with counterparties of high credit quality (i.e., rated AA- or better at the date of a transaction) and monitors counterparty credit quality on an ongoing basis. The Company does not require or post cash collateral on derivative instruments. TIAA’s counterparty credit risk is limited to the net positive fair value of its derivative positions for each individual counterparty, unless otherwise described below. Effective January 1, 2003 TIAA adopted SSAP 86, “Accounting for Derivative Instruments and Hedging Activities,” and has applied this statement to all derivative transactions entered into or modified on or after that date. On September 12, 2008, FASB issued FSP FAS 133-1 and FIN 45-4. This FSP amends FASB Statement No. 133, Accounting for Derivative instruments and Hedging Activities (FAS 133) and defines certain disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. This FSP also amends FASB interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others (“FIN 45”) and defines additional disclosure about the current status of the payment/performance risk of a guarantee. The NAIC has adopted the FSP disclosures included within FAS 133 and FIN 45 for annual audited statements in accordance with guidelines provided by the Statutory Accounting Principles Working Group.

Foreign Currency Swap Contracts:  TIAA enters into foreign currency swap contracts to exchange fixed and variable amounts of foreign currency at specified future dates and at specified rates (in U.S. dollars) as a cash flow hedge to manage currency risks on investments denominated in foreign currencies. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counterparty risk. The changes in the carrying value of foreign currency exchange rates are recognized as unrealized gains or losses. Derivative instruments used in hedging transactions that do not qualify for hedge accounting treatment are accounted for at fair value. The net unrealized gain for the year ended December 31, 2008, from foreign currency swap contracts that do not qualify for hedge accounting treatment was $537.1 million. The net realized loss for the year ended December 31, 2008, from all foreign currency swap contracts was $78.1 million.

Equity Index Options:  TIAA purchases out-of-the-money put options on the S&P 500 Index to hedge a portion of the General Account equity position against a sudden or sustained decline in value. These options are traded over-the-counter and the Company is exposed to both market and counterparty risk. These instruments are carried at fair value. On December 31, 2008, the Company did not hold any Equity Index Options. The net realized gain for the year ended December 31, 2008, from all Equity Index Option contracts was $1.6 million.

Foreign Currency Forward Contracts:  TIAA enters into foreign currency forward contracts to exchange foreign currency at specified future dates and at specified rates (in U.S. dollars) as a cash flow hedge to manage currency risks on investments denominated in foreign currencies. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counterparty risk. The changes in the value of the contracts related to foreign currency exchange rates are recognized as unrealized gains or losses. A foreign exchange premium/(discount) is recorded at the time a contract is opened, based on the difference between the forward exchange rate and the spot rate. The Company amortizes the foreign exchange premium/

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(discount) into investment income over the life of the forward contract or at the settlement date, if the forward contract is less than a year. The net unrealized gain for the year ended December 31, 2008, from foreign currency forward contracts that do not qualify for hedge accounting treatment was $30.2 million. The net realized loss for the year ended December 31, 2008, from all foreign currency forward contracts was $4.1 million.

Interest Rate Swap Contracts:  TIAA enters into interest rate swap contracts to hedge against the effect of interest rate fluctuations on certain variable interest rate bonds. These contracts are designated as cash flow hedges and allow TIAA to lock in a fixed interest rate and to transfer the risk of higher or lower interest rates. This type of derivative instrument is traded over-the-counter, and the Company is exposed to both market and counterparty risk. TIAA also enters into interest rate swap contracts to exchange the cash flows on certain fixed interest rate bonds into variable interest rate cash flows. These contracts are entered into as a fair value hedge in connection with certain interest sensitive products. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by one counterparty at each due date. Net payments received and net payments made or accrued under interest rate swap contracts are included in net investment income. Derivative instruments used in hedging transactions that do not meet or no longer meet the accounting criteria of an effective hedge are accounted for at fair value. The net unrealized gain for the year ended December 31, 2008, from interest rate swap contracts that do not qualify for hedge accounting treatment was $32.5 million. The net realized gain for the year ended December 31, 2008, from all interest rate swap contracts was $0.6 million.

Credit Default Swap Contracts:  The Company purchases credit default swaps (“CDS”) to hedge against unexpected adverse credit events on selective investments in the TIAA portfolio. As economic events unfolded during 2008, TIAA increased its purchases of credit default swaps. These swap contracts qualify as fair value hedges and the premium payment to the counterparty is expensed as incurred. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value. The net unrealized gain for the year ended December 31, 2008, from credit default swap contracts that do not qualify for hedge accounting treatment was $21.6 million. The net realized gain for the year ended December 31, 2008, from credit default swap contracts was $1.7 million.

Credit Default Swaps used in Replication Transactions:  A Replication Synthetic Asset Transaction (“RSAT”) is a written credit derivative transaction (the derivative component) entered into concurrently with another fixed income instrument (the cash component) in order to “replicate” the investment characteristics of another instrument (the reference entity).

As part of a strategy to replicate desired credit exposure in conjunction with high-rated host securities, TIAA writes (sells) credit default swaps on either single name corporate credits or credit indices and provides credit default protection to the buyer. This type of derivative instrument is traded over-the-counter, and the Company is exposed to market, credit and counterparty risk. The carrying value of credit default swaps represents the unamortized premium received for selling the default protection. This premium is amortized into investment income over the life of the swap. The Company has negligible counterparty credit risk with the buyer.

Events or circumstances that would require the Company to perform under a written credit derivative position may include, but are not limited to, bankruptcy, failure to pay, debt moratorium, debt repudiation, restructuring of debt and acceleration or default. The maximum potential amount of future payments (undiscounted) the Company could be required to make under the credit derivative is represented by the Notional amount of the contract. Should a credit event occur, the amounts owed to a counterparty by TIAA may be subject to recovery provisions that include, but are not limited to:

1.	Notional amount payment by TIAA to Counterparty and delivery of physical security by Counterparty to TIAA.

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2.	Notional amount payment by TIAA to Counterparty net of contractual recovery fee.

3.	Notional amount payment by TIAA to Counterparty net of auction determined recovery fee.

The following table contains information related to replication positions where credit default swaps have been sold by the Company on the Dow Jones North American Investment Grade Bond Series of indexes (DJ.NA.IG). The index is comprised of 125 of the most liquid investment grade credits domiciled in North America and represents a broad exposure to the investment grade corporate market. TIAA has written contracts on the overall index, whereby TIAA is obligated to perform should a credit event occur with any reference entity that comprises the index. TIAA has also written contracts on the “Super Senior” (30% to 100%) Tranche of the Dow Jones North American Investment Grade Bond Series # 9 Index (DJ.NA.IG.9), whereby TIAA is obligated to perform should the default rate of the entire index exceed 30%. The maximum potential amount of future payments (undiscounted) the Company could be required to make under these positions is represented by the notional amount. TIAA will record an impairment (realized loss) on a derivative position if an existing condition or set of circumstances indicates there is limited ability to recover an unrealized loss.

(In millions)	Term	Notional	Average Annual Premium Received	Fair Value	Impairment
Asset Class
DJ Investment Grade Index	less than 2 years	853	0.43%	(46)	(23)
DJ Investment Grade Index	2–3 years	488	0.40%	(33)	(18)
DJ Investment Grade Index	3–4 years	171	0.35%	(10)	(5)
Super Senior Tranche DJ.NA.IG.9	3–4 years	4,764	0.79%	48	—
Totals		6,276		(41)	(46)

The following table contains information related to replication positions where credit default swaps have been sold by the Company on individual debt obligations of corporations and sovereign nations. The maximum potential amount of future payments (undiscounted) the Company could be required to make under these positions is represented by the Notional amount. TIAA will record an impairment (realized loss) on a derivative position if an existing condition or set of circumstances indicates there is limited ability to recover an unrealized loss.

(In millions)	Term	Notional	Average Annual Premium Received	Fair Value	Impairment
Asset Class
Corporate	0–6 years	240	0.82%	(20)	(9)
Sovereign	0–5 years	130	2.01%	(11)	—
Total		370		(31)	(9)

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Information related to the credit quality of replication positions where credit default swaps have been sold by the Company on indexes, individual debt obligations of corporations and sovereign nations appears below. The values are listed in order of their NAIC Credit Designation asset, with a designation of 1 having the highest credit quality and designations of 4 or below as low credit quality based on the underlying asset referenced by the credit default swap.

(In millions)	Reference Entity Asset Class	RSAT Notional Amount	Derivative Component Fair Value	Cash Component Fair Value	RSAT Fair Value
RSAT NAIC Designator
1 Highest Quality	Index	—	—	—	—
	Tranche	4,764	48	5,835	5,883
	Corporate	145	(5)	173	168
	Sovereign	10	(1)	14	13
	Subtotal	4,919	42	6,022	6,064
2 High Quality	Index	1,512	(89)	1,217	1,128
	Tranche	—	—	—	—
	Corporate	90	(10)	106	96
	Sovereign	35	(5)	49	44
	Subtotal	1,637	(104)	1,372	1,268
3 Medium Quality	Index	—	—	—	—
	Tranche	—	—	—	—
	Corporate	—	—	—	—
	Sovereign	80	(6)	109	102
	Subtotal	80	(6)	109	102
4 Low Quality	Index	—	—	—	—
	Tranche	—	—	—	—
	Corporate	5	(3)	7	4
	Sovereign	5	(1)	6	5
	Subtotal	10	(4)	13	9
Total		6,646	(72)	7,516	7,443

		2008			2007
(In millions)		Notional	Carrying Value	Estimated FV	Notional	Carrying Value	Estimated FV
Foreign currency swap contracts	Assets	1,798	202	210	252	13	14
	Liabilities	1,461	(290)	(344)	3,235	(776)	(819)
	Subtotal	3,259	(88)	(134)	3,487	(763)	(805)
Foreign currency forward contracts	Assets	90	19	19	73	1	1
	Liabilities	150	(16)	(16)	215	(27)	(27)
	Subtotal	240	3	3	288	(26)	(26)
Interest rate swap contracts	Assets	490	49	49	361	17	17
	Liabilities	3	—	—	39	—	—
	Subtotal	493	49	49	400	17	17
Credit default swap contracts (RSAT)	Assets	5,109	—	26	436	—	—
	Liabilities	1,537	(57)	(98)	1,424	(3)	(19)
	Subtotal	6,646	(57)	(72)	1,860	(3)	(19)
Credit default swap contracts (other)	Assets	660	28	28	215	2	2
	Liabilities	473	(7)	(7)	291	(3)	(3)
	Subtotal	1,133	21	21	506	(1)	(1)
Equity Index Options	Assets	—	—	—	600	11	11
	Liabilities	—	—	—	—	—	—
	Subtotal	—	—	—	600	11	11
Total Derivatives	Assets	8,147	298	332	1,937	44	45
	Liabilities	3,624	(370)	(465)	5,204	(809)	(868)
	Total	11,771	(72)	(133)	7,141	(765)	(823)

During 2008, the average fair value of derivatives used for other than hedging purposes, which are the credit default swaps used in replication synthetic asset transactions was $48 million in liabilities.

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Note 13—Separate Accounts

The TIAA Separate Account VA-1 (“VA-1”) is a segregated investment account and was organized on February 16, 1994 under the insurance laws of the State of New York for the purpose of TIAA issuing and funding individual variable annuity contracts. VA-1 was registered with the Securities and Exchange Commission, (the “Commission”) effective November 1, 1994 as an open-end, diversified management investment company under the Investment Company Act of 1940. Currently, VA-1 consists of a single investment portfolio, the Stock Index Account (“SIA”). The SIA was established on October 3, 1994 and invests in a diversified portfolio of equity securities selected to track the overall market for common stocks publicly traded in the United States.

The TIAA Real Estate Account (“REA”) is a segregated investment account and was organized on February 22, 1995 under the insurance laws of the State of New York for the purpose of funding variable annuity contracts. REA was registered with the Commission under the Securities Act of 1933 effective October 2, 1995. REA’s target is to invest between 75% and 85% of its assets directly in real estate or in real estate-related investments, with the remainder of its assets invested in money market instruments, government and corporate debt securities and other publicly traded securities to maintain adequate liquidity.

The TIAA Separate Account VA-3 (“VA-3”) is a segregated investment account and was organized on May 17, 2006 under the laws of the State of New York for the purposes of funding individual and group variable annuities for employees of colleges, universities, other educational and research organizations, and other governmental and non-profit institutions. Its main purpose is to invest funds for retirement and pay income based on a choice of investment accounts. VA-3 is registered with the Commission as an investment company under the Investment Company Act of 1940, effective September 29, 2006, and operates as a unit investment trust.

Other than the guarantees disclosed in Note 21, the Company does not make any guarantees to policyholders on its separate accounts. All accounts offer full or partial withdrawal at market value with no surrender charges. The assets and liabilities of these accounts (which represent participant account values) are carried at fair value (directly held real estate is carried at appraised value).

Information regarding separate accounts of the Company for the years ended December 31 is as follows (in millions):

	Non-guaranteed Separate Accounts
	2008	2007	2006
Premiums and considerations	$2,035	$3,343	$3,356
Reserves:
For accounts with assets at:
Fair value	$12,127	$18,752	$15,126
Amortized cost	—	—	—
Total reserves	$12,127	$18,752	$15,126

By withdrawal characteristics:
At fair value	$12,127	$18,752	$15,126
Total reserves	$12,127	$18,752	$15,126

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The following is a reconciliation of transfers to or (from) the Company to the Separate Accounts (in millions):

	2008	2007	2006
Transfers as reported in the Summary of Operations of the Separate Accounts Statement:
Transfers to Separate Accounts	$2,217	$3,698	$3,647
Transfers from Separate Accounts	(6,443)	(2,186)	(1,741)
Net transfers (from) or to Separate Accounts	$(4,226)	$1,512	$1,906
Reconciling Adjustments:
Fund transfer exchange loss	$(3)	$(1)	$(3)
Transfers as reported in the Summary of Operations of the Life, Accident & Health Annual Statement	$(4,229)	$1,511	$1,903

Note 14—Management Agreements

Under Cash Disbursement and Reimbursement Agreements, TIAA serves as the common pay-agent for its operating subsidiaries. The Company has allocated expenses of $1,327 million to its various subsidiaries and affiliates during 2008. In addition, under management agreements, TIAA provides investment advisory and administrative services for TIAA-CREF Life and administrative services to the TIAA-CREF Trust Company, FSB, and VA-1.

Activities necessary for the operation of the College Retirement Equities Fund (“CREF”), a companion organization, are provided at cost by two subsidiaries of TIAA, TIAA-CREF Investment Management, LLC (“Investment Management”) and Services, which provide investment advisory, administrative and distribution services for CREF.

Such services are provided in accordance with an Investment Management Services Agreement between CREF and Investment Management, and in accordance with a Principal Underwriting and Administrative Services Agreement between CREF and Services. The management fees collected under these agreements and the equivalent allocated expenses, which amounted to approximately $1,142 million, $1,075 million and $889 million in 2008, 2007 and 2006, respectively, are not included in the statements of operations and had no effect on TIAA’s operations.

Advisors provide investment advisory services for VA-1, certain proprietary funds and other separately managed portfolios in accordance with investment management agreements. TPIS and Services distribute variable annuity contracts for VA-1 and VA-3 as well as registered securities for certain proprietary funds and non-proprietary mutual funds.

All services necessary for the operation of REA are provided at cost by TIAA and Services. TIAA provides investment management and administrative services for REA. Distribution services are provided in accordance with a Distribution Services Agreement between REA and Services. Effective January 1, 2008 the Distribution and Administrative Services Agreement between REA and Services was modified to limit the work performed by Services to distribution activities with TIAA assuming responsibility for all administrative activities. TIAA and Services receive management fee payments from REA on a daily basis according to formulae established each year and adjusted periodically, and with the objective of keeping the management fees as close as possible to actual expenses attributable to operating REA. Any differences between actual expenses and daily charges are adjusted quarterly.

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The following are the amounts due to/(from) subsidiaries and affiliates as of December 31, 2008 (in millions):

	Receivable		Payable
Subsidiary/Affiliate	2008	2007	2008	2007
College Retirement Equities Fund	$—	$89.5	$68.0	$23.9
Investment Management	6.3	—	—	1.2
TIAA-CREF Life	12.1	24.3	—	—
TIAA Pension	0.6	—	—	—
TIAA-CREF Trust Company FSB	—	1.2	0.1	—
Services	2.0	0.4	0.6	—
TIAA Real Estate Account	1.6	10.4	—	—
Total	$22.6	$125.8	$68.7	$25.1

Note 15—Federal Income Taxes

By charter, TIAA is a Stock Life Insurance Company that operates on a non-profit basis, and through December 31, 1997 was exempt from federal income taxation under the Internal Revenue Code. Any non-pension income, however, was subject to federal income taxation as unrelated business income. Effective January 1, 1998, as a result of federal legislation, TIAA is no longer exempt from federal income taxation and is taxed as a stock life insurance company.

Beginning with 1998, TIAA has filed a consolidated federal income tax return with its includable affiliates (the “consolidating companies”). The consolidating companies have a tax-sharing agreement that follows the current reimbursement method, whereby members of the group will generally be reimbursed for their losses on a pro-rata basis by other members of the group to the extent that they have taxable income, subject to limitations imposed under the Code. Amounts due to (receivable from) TIAA’s subsidiaries for federal income taxes were $10.3 million and $(43.0) million at December 31, 2008 and 2007, respectively. The consolidating companies, as of December 31, 2008, which file a consolidated federal income tax return with TIAA are as follows:

 1) TIAA-CREF Life Insurance Company

 2) TIAA-CREF Enterprises, Inc.

 3) Dan Properties, Inc.

 4) JV Georgia One, Inc.

 5) Teachers Michigan Properties, Inc.

 6) JV Minnesota One, Inc.

 7) JWL Properties, Inc.

 8) Liberty Place Retail, Inc.

 9) MOA Enterprises, Inc.

10) ND Properties, Inc.

11) Savannah Teachers Properties, Inc.

12) TCT Holdings, Inc.

13) Teachers Advisors, Inc.

14) Teachers Boca Properties II, Inc.

15) Teachers Pennsylvania Realty, Inc.

16) Teachers Personal Investors Service, Inc.

17) T-Investment Properties Corp.

18) T-Land Corp.

19) WRC Properties, Inc.

20) TIAA-CREF Tuition Financing, Inc.

21) TIAA-CREF Trust Company, FSB

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22) MOA Investors I, Inc.

23) 730 Texas Forest Holdings, Inc.

24) TIAA Global Markets, Inc.

25) T-C Sports Co., Inc.

26) TIAA Board of Overseers

27) TIAA Realty, Inc.

28) TIAA Park Evanston, Inc.

29) Port Northwest IV Corporation

In April of 2004, the IRS completed its audit of the 1998 and 1999 tax returns, the first years in which TIAA’s entire business operations were subject to federal income taxation, and presented TIAA with a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would have resulted in an additional tax due of $1.1 billion for the 1998 and 1999 tax years. These adjustments would have disallowed the deductions for certain intangible assets and would adjust certain TIAA tax-basis annuity reserves. In April of 2006, the Internal Revenue Service (“IRS”) completed its audit of the 2000, 2001 and 2002 tax returns and presented a Revenue Agent Report asserting certain adjustments to TIAA’s taxable income that would have resulted in additional tax due of $391 million for the 2000, 2001 and 2002 tax years. These adjustments were the same issues as those raised in 1998 and 1999.

On September 12, 2008, TIAA executed the second and final settlement with the IRS Appeals Division resolving all remaining issues for tax years 1998-2002. The primary issue before the IRS Appeals Division was the deduction of losses claimed with regard to certain intangible assets. The IRS conceded that $4.8 billion was deductible for losses related to the termination of pension contracts in force on January 1, 1998, the date that TIAA lost its federal tax exemption. The IRS also allowed losses of $9.4 million claimed for the abandonment of developed software. Additional losses claimed by TIAA of $1.9 billion were disallowed as part of the settlement.

As a result of this settlement TIAA has reduced its December 31, 2007 contingent tax reserve of $1.1 billion to zero. Federal capital gains tax accrued as of December 31, 2007 of $166.1 million has been reduced to zero as a result of the offset of current year net capital losses which may be offset with net capital gains. These adjustments have been reflected in the Summary of Changes in Capital and Contingency Reserves for the twelve months ended December 31, 2008. Additionally, TIAA recorded a gross deferred tax asset as of December 31, 2008 of $8.8 billion related to the expected future deduction of losses with regard to intangible assets recognized as a result of the 2008 IRS settlement. Substantially all of such deferred tax assets are non–admitted in accordance with statutory accounting principles.

On April 5, 2007, TIAA executed a partial first settlement with the IRS Appeals Division resolving the disputed adjustments to tax-basis annuity reserves for the tax years 1998-2002. TIAA agreed to a permanent adjustment of $273.0 million, which reduced the tax-basis annuity reserves for TIAA contracts in force at the beginning of 1998, TIAA’s first year as a taxable entity. In addition, a temporary adjustment of $1.7 billion was applied to TIAA’s 1998 reserve deductions. This adjustment related to reserves established for new rights added to TIAA payout annuity contracts enabling contract-holders to transfer annuity balances into other investment vehicles in accordance with appropriate terms and conditions in the annuity contract. This $1.7 billion adjustment will be recovered by TIAA through deductions over a 20 year period which began with its 2006 tax return. With one exception that is not material, the IRS agreed to accept all deductions related to the annuity reserves as claimed by TIAA on its 1999-2002 tax returns. With respect to deductions for years subsequent to 2004, no binding agreement has been reached with the IRS for reserves associated with the annuity transferability option, since these years were not before IRS Appeals Division. Management believes, however, that it is reasonable to expect that deductions related to subsequent years will not be subject to adjustment by the IRS in future audits, and has not provided for any related contingency reserve. As a result of

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this settlement, TIAA in the year ended December 31, 2006, reduced its previously established contingent reserve which adjusted statutory surplus by $1.0 billion.

The components of TIAA’s net deferred tax asset were as follows (in millions):

	2008	2007	Change
Gross deferred tax assets	$16,382	$3,114	$13,268
Gross deferred tax liabilities	(330)	(71)	(259)
Net deferred tax asset	16,052	3,043	13,009
Deferred tax assets, non-admitted	(14,671)	(1,967)	(12,704)
Net deferred tax asset, admitted	$1,381	$1,076	$305

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in millions):

	2008	2007
Deferred tax assets:
Investments	$1,479	$100
Intangible asset	8,835	—
Differences between statutory and tax reserves	1,174	1,171
Policyholder dividends	816	844
Deferred compensation	156	184
Balance of payout option reserve due to IRS Settlement	508	537
Net operating loss carryover	2,964	—
Capital loss carryover	132	—
Other	318	278
Total deferred tax assets	16,382	3,114
Non-admitted deferred tax assets	(14,671)	(1,967)
Total admitted deferred tax assets	$1,711	$1,147

Deferred tax liabilities:
Investments including partnership interest	$329	$70
Other	1	1
Total deferred tax liabilities	330	71
Net admitted deferred tax assets	$1,381	$1,076

At December 31, 2008, TIAA’s gross and net deferred tax assets reflect the two IRS settlements as described above. The change of $13.4 billion in the gross deferred tax asset and $305.0 million in the net admitted deferred tax asset are primarily due to the inclusion of future deductions related to the intangible asset and the net operating loss (“NOL”) carry forwards resulting from the settlement, which were not included in the December 31, 2007 gross and net deferred tax assets, based on an interpretation concurred by the New York Insurance Department in 2001. In 2008, the Department agreed with a change in interpretation and recognition of the gross non-admitted tax asset.

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A reconciliation of TIAA’s statutory tax rate to actual federal income tax rate was as follows (in millions):

	For the Years Ended December 31,
	2008	2007	2006
Net gain from operations	$1,430	$1,932	$2,254
Realized Capital Gain (Loss) inclusive of OTTI	(4,492)	73	—
Statutory rate	35%	35%	35%
Tax at statutory rate	$(1,072)	$702	$789
Investment items	(257)	(87)	(242)
Consolidation and dividends from subsidiaries	(59)	(113)	(48)
Amortization of interest maintenance reserve	(21)	(43)	(47)
Adjustment to policyholder dividend liability	(27)	67	17
Accrual of contingent tax provision	—	423	467
Settlement of contingent tax exposure	—	—	(1,033)
Intangible write-off deduction	(431)	—	—
Net operating loss carry forward utilized	—	(400)	(489)
Book/tax capital gain differences deferred for tax	1,144	51	—
Capital loss carry back and (carry forward) utilized	244	(146)	—
Other	102	137	17
Tax provision (benefit) expense before subsidiary settlements, other payments (refunds) and increase in net operating loss	$(377)	$591	$(569)
Increase in net operating loss to carry forward	377	—	—
Subsidiary settlements and other (refunds) payments	(45)	(76)	(25)
Current federal income tax (benefit) expense	$(45)	$515	$(594)

Current effective tax rate	1%	26%	(26%)
Deferred federal income tax (benefit) expense	$(305)	$(112)	$1

Deferred effective tax rate	9%	(6%)	0%
Total federal income tax (benefit) expense	$(350)	$403	$(594)

Total federal effective tax rate	10%	20%	(26%)

TIAA had $698.2 million of tax basis capital losses in 2008, of which $319.5 million was carried back to 2007 and $378.7 million is carried forward. The capital loss carry forward will expire in the year 2013. The 2007 current effective rate reflects the capital gains tax. No capital gains were reflected in the effective rate for years prior to 2007 because no capital gains tax was incurred.

As of December 31, 2008, TIAA had net operating loss carry forwards as follows (in millions):

Year Incurred	Operating Loss	Year of Expiration
1998	$4,505	2013
1999	1,041	2014
2001	181	2016
2002	786	2017
2003	500	2018
2004	380	2019
2007	—	2022
2008	1,077	2023
Total	$8,470

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At December 31, 2007, TIAA’s gross deferred tax asset of $3.1 billion did not include any benefit from NOL carry forwards. Consistent with prior years, however, TIAA’s federal income tax return for 2007 included a significant NOL carry forward as a result of tax deductions related to intangible assets. The NOL carry forward on TIAA’s 2007 federal income tax return was $11.4 billion. These intangible asset tax deductions were not recognized as a benefit in 2007 because they were recognized subsequent to the 2008 settlement described above.

As of December 31, 2008, TIAA had foreign tax credit carry forwards as follows (in millions):

Year Incurred	Foreign Tax Credit	Year of Expiration
2005	$1	2015
2006	2	2016
2007	2	2017
2008	2	2018
Total	$7

As of December 31, 2008 TIAA had general business credit carry forwards as follows (in millions):

Year Incurred	General Business Credit	Year of Expiration
2001	$—	2021
2002	1	2022
2003	2	2023
2004	2	2024
2005	2	2025
2006	5	2026
2007	7	2027
2008	6	2028
Total	$25

TIAA did not incur federal income taxes in 2008 or preceding years that would be available for recoupment in the event of future net losses.

For the years 2003 and 2004 Federal income tax returns for the consolidated companies have been audited by the IRS. In November 2008, the IRS completed its audit and presented the group with a Revenue Agents Report that had no unagreed adjustments. The statute of limitations for the 2005, 2006, and 2007 federal income tax returns are open until September 2009, September 2010, and September 2011, respectively.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 establishes a minimum threshold for financial statement recognition of the benefits of positions taken in tax returns, and requires certain expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is to be applied to all open years as of the effective date. Management has evaluated TIAA’s tax position under the principles of FIN 48, and has concluded that TIAA has not recorded any uncertain tax benefits as of December 31, 2008. TIAA had a contingent tax reserve of $1.1 billion as of December 31, 2007 and was reduced to zero in the current year as discussed above.

Note 16—Pension Plan and Postretirement Benefits

Retirement Plans, Deferred Compensation, Post Employment Benefits and other Post Retirement Benefit Plans

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TIAA maintains a qualified, noncontributory defined contribution pension plan covering substantially all employees. All qualified employee pension plan liabilities are fully funded through retirement annuity contracts. Contributions are made semi-monthly to each participant’s contract based on a percentage of salary, with the applicable percentage varying by attained age. All contributions are fully vested after three years of service. Forfeitures arising from terminations prior to vesting are used to reduce future employer contributions. The accompanying statements of operations include contributions to the pension plan of approximately $40 million, $34 million and $32 million in 2008, 2007 and 2006, respectively. This includes supplemental contributions made to company-owned annuity contracts under a non-qualified deferred compensation plan.

In addition to the pension plan, the Company provides certain other postretirement life and health insurance benefits to eligible retired employees who meet prescribed age and service requirements. As of December 31, 2008, the measurement date, the status of this plan for retirees and eligible active employees is summarized below (in millions):

	Postretirement Benefits
	12/31/2008	12/31/2007	12/31/2006
Change in benefit obligation
Benefit obligation at beginning of period	$99	$105	$102
Eligibility cost	4	3	3
Interest cost	6	6	5
Actuarial losses/(gains)	9	(11)	(1)
Benefit paid	(5)	(4)	(4)
Plan amendments	—	—	—
Benefit obligation at end of period	$113	$99	$105
Fair value of assets	—	—	—
Funded status	$(113)	$(99)	$(105)
Unrecognized initial transition obligation	3	4	5
Unrecognized net losses	9	—	12
Accrued postretirement benefit cost	$(101)	$(95)	$(88)

The Company is expecting to receive a 28% federal subsidy for plan prescription benefits arising from the Medicare Prescription Drug Act of 2003 (“The Act”).

The postretirement benefit obligation for non-vested employees was approximately $94 million at December 31, 2008 and approximately $65 million at December 31, 2007.

The net periodic postretirement (benefit) cost for the years ended December 31 includes the following components (in millions):

	Postretirement Benefits
	2008	2007	2006
Components of net periodic cost
Eligibility cost	$4	$3	$3
Interest cost	6	6	5
Amortization of transition obligation	1	1	1
Net periodic cost	$11	$10	$9

The cost of postretirement benefits includes a reduction arising from The Act subsidy of $2 million for 2008, $3 million for both 2007 and 2006, respectively.

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The Company allocates benefit expenses to certain subsidiaries based upon salaries. The cost of postretirement benefits reflected in the accompanying statements of operations was approximately $5 million for year of 2008, $4 million for both year of 2007 and 2006.

The assumptions used by the Company to calculate the benefit cost and obligations in the year are as follows:

	Postretirement Benefits
	2008	2007	2006
Weighted-average assumption
Discount rate for benefit costs	6.25%	5.75%	5.50%
Discount rate for benefit obligations	5.75%	6.25%	5.75%
Rate of increase in compensation levels	4.00%	4.00%	4.00%
Medical cost trend rates	5.00–9.00%	5.00–10.00%	5.00–11.00%
Immediate Rate	9.50%	10.00%	11.00%
Ultimate Rate	5.00%	5.00%	5.00%
Year Ultimate Rate Reached	2014	2013	2013
Ultimate medical care cost trend rate after a five year gradual decrease	5.00%	5.00%	5.00%
Dental cost trend rate	5.25%	5.25%	5.25%

The assumed medical cost trend rates have a significant effect on the amounts reported. A one-percentage point increase or decrease in assumed medical cost trend rates would have the following effects (in millions):

	Postretirement Benefits
	2008	2007	2006
One percentage point increase
Increase in postretirement benefit obligation	$12	$10	$11
Increase in eligibility and interest cost	$1	$1	$1
One percentage point decrease
(Decrease) in postretirement benefit obligation	$(10)	$(9)	$(9)
(Decrease) in eligibility and interest cost	$(1)	$(1)	$(1)

ESTIMATED FUTURE BENEFIT PAYMENTS

The following benefit payments are expected to be paid (in millions):

Gross Cash Flows (Before Medicare Part D Subsidy Receipts)
2009	7
2010	7
2011	8
2012	8
2013	9
Total for 2014-2018	56
Medicare Part D Subsidy Receipts
2009	0.3
2010	0.4
2011	0.4
2012	0.5
2013	0.6
Total for 2014-2018	5.0

The Company also maintains a non-qualified deferred compensation plan for non-employee trustees and members of the TIAA Board of Overseers. The plan provides an award equal to 50% of the annual stipend that

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is invested annually in company-owned annuity contracts. Payout of accumulations is normally made in a lump sum following the trustees’ or member’s separation from the Board.

The Company has provided an unfunded Supplemental Executive Retirement Plan (“SERP”) to certain select executives and any TIAA associate deemed eligible by the Board of Trustees.

The SERP provided an annual retirement benefit payable at normal retirement calculated as 3% of the participant’s 5-year average total compensation based on an average of the highest five of the last ten years multiplied by the number of years of service not in excess of 15 years. This amount is reduced by the benefit arising from the basic TIAA defined contribution annuity contracts.

Effective July 31, 2007, the SERP was curtailed. Under this curtailment, all participants, who had not attained the age of 55 and completed five years of service forfeited their benefits under the plan. The one time cost associated with the curtailment of $5 million was due to the need to recognize the past service liability. This one time cost is included in the 2007 SERP total expense. In addition an expense of $11 million was recognized by the Company relating to the funding of separate annuity contracts for individuals who forfeited benefit given the SERP curtailment.

The accumulated benefit obligation totaled $45 million and $42 million as of December 31, 2008 and 2007, respectively. The Company had an accrued pension cost of $47 million and $45 million and had no additional minimum liability accrued as of December 31, 2008 and 2007, respectively. The Company did not have any projected benefit obligation for non-vested employees for 2008 or 2007.

The SERP obligations were determined based upon a discount rate of 6.21% and a rate of compensation increase of 5.0% at December 31, 2008. In accordance with NAIC SSAP No. 89, only vested obligations are reflected in the funded status.

The obligations of TIAA under the SERP are unfunded, unsecured promises to make future payments. As such, the plan has no assets. Contributions for a given period are equal to the benefit payments for that period. The expected rate of return on plan assets is not applicable. During 2007, the SERP expense, including expenses associated with the curtailment, totaled $11 million.

Future benefits expected to be paid by the SERP are as follows (in millions):

1/1/2009 to 12/31/2009	$4
1/1/2010 to 12/31/2010	$4
1/1/2011 to 12/31/2011	$4
1/1/2012 to 12/31/2012	$4
1/1/2013 to 12/31/2013	$4
1/1/2014 to 12/31/2018	$18

Note 17—Policy and Contract Reserves

Policy and contract reserves are determined in accordance with standard valuation methods approved by the Department and are computed in accordance with standard actuarial formulae. The reserves are based on assumptions for interest, mortality and other risks insured and establish a sufficient provision for all benefits guaranteed under policy and contract provisions.

For annuities and supplementary contracts, policy and contract reserves are generally equal to the present value of guaranteed benefits. For most annuities, the present value calculation uses the guaranteed interest and mortality table or a more conservative basis and for most accumulating annuities the reserve thus calculated is

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equal to the account balance. For the Personal Annuity (“PA”), deferred annuity reserves in the general account are equal to the account balance plus the present value, at the maximum statutory valuation rate on an issue year basis, of excess interest guaranteed beyond the valuation date. In addition, a reserve is maintained in the general account for the PA’s Guaranteed Minimum Death Benefit (“GMDB”) provision. The reserve for the GMDB is calculated in accordance with Actuarial Guideline 34, Variable Annuity Minimum Guaranteed Death Benefit Reserves and New York State Regulation 151 and was approximately $1.1 million at December 31, 2008 and $0.1 million at December 31, 2007, respectively.

For retained assets, an accumulation account issued from the proceeds of annuities and life insurance policies, reserves held are equal to the total current account balances of all account holders.

The Tabular Interest, Tabular Less Actual Reserve Released and Tabular Cost have all been determined by formulae as prescribed by the NAIC except for deferred annuities, for which tabular interest has been determined from the basic data.

In aggregate, the reserves established for all annuity and supplementary contracts utilize assumptions for interest at a weighted average rate of approximately 3%. Approximately 91% of annuity and supplementary contract reserves are based on the 1983 Table set back at least 9 years or the Annuity 2000 table set back at least 9 years.

Withdrawal characteristics of annuity actuarial reserves and deposit-type contracts at December 31 are as follows (in millions):

	2008		2007
	Amount	Percent	Amount	Percent
Subject to Discretionary Withdrawal
At fair value	$12,127	7.1%	$18,752	11.3%
At book value without adjustment	32,232	18.9%	25,858	15.6%
Not subject to discretionary withdrawal	126,465	74.0%	120,898	73.1%
Total (gross)	170,824	100.0%	165,508	100.0%
Reinsurance ceded	—		—
Total (net)	$170,824		$165,508

Annuity reserves and deposit-type contact funds for the year ended December 31 are as follows (in millions):

	2008	2007
General Account:
Total annuities (excluding supplementary contracts with life)	$157,965	$146,066
Supplementary contracts with life contingencies	231	235
Deposit-type contracts	500	455
Miscellaneous reserves, GMDB	1	—
Subtotal	158,697	146,756

Separate Accounts:
Annuities	12,127	18,752
Total	$170,824	$165,508

For Ordinary and Collective Life Insurance, reserves for all policies are calculated in accordance with New York State Insurance Regulation 147. Reserves for regular life insurance policies are computed by the Net Level Premium method for issues prior to January 1, 1990, and by the Commissioner’s Reserve Valuation Method for issues on and after such date. Annual renewable and five-year renewable term policies issued on or

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TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

after January 1, 1994 use segmented reserves, where each segment is equal to the term period. The Cost of Living riders issued on and after January 1, 1994 also use segmented reserves, where each segment is equal to one year in length.

Reserves for the vast majority of permanent insurance policies, term insurance policies, and regular insurance policies use Commissioners’ Standard Ordinary Mortality Tables with rates ranging from 2.25% to 6.00%. Term conversion reserves are based on TIAA term conversion mortality experience and 4.00% interest.

Liabilities for incurred but not reported life insurance claims and disability waiver of premium claims are based on historical experience and set equal to a percentage of paid claims. Reserves for amounts not yet due for incurred but not reported disability waiver of premium claims are a percentage of the total Active Lives Disability Waiver of Premium Reserve.

The Company waives deduction of deferred fractional premiums upon death of the insured and returns any portion of the final premium beyond the date of death. Surrender values of approximately $0.2 million in excess of the legally computed reserves were held as an additional reserve liability at December 31, 2008 and $0.1 million at December 31, 2007, respectively. As of December 31, 2008 and December 31, 2007, TIAA had $1.1 billion and $1.6 billion, respectively, of insurance in force for which the gross premiums were less than the net premiums according to the standard of valuation set by the Department. Reserves to cover these insurance amounts totaled $16.9 million and $20.6 million at December 31, 2008 and December 31, 2007, respectively.

For Immediate Annuities not involving life contingencies and Supplementary Contracts not involving life contingencies, for each valuation rate of interest, the tabular interest has been calculated as the product of the valuation rate times the mean liability for the year. For all other funds not involving life contingencies, tabular interest has been calculated as the total interest credited to such funds.

Note 18—Reinsurance

In 2005 and 2004, the Company entered into reinsurance agreements with RGA Reinsurance Company. In accordance with these agreements, the Company assumed Credit Life, Credit A&H, Term Life and Whole Life liabilities through coinsurance funds withheld and modified coinsurance arrangements on a proportional basis. During 2007, the Credit Life and Credit A&H agreement was recaptured, as well as one of the Term Life and Whole Life agreements. The statutory coinsurance reserves on these agreements at the end of the statutory reporting period immediately before recapture were approximately $18.4 million and $41.2 million, respectively.

At December 31, disclosures related to these assumed coinsurance agreements were (in millions):

	2008	2007	2006
Aggregated assumed premiums	$22	$(2)	$52
Reinsurance payable on paid and unpaid losses	$—	$—	$1
Modified coinsurance reserves	$183	$171	$162
Increase in policy and contract reserves	$(4)	$(50)	$9
Funds withheld under coinsurance	$—	$—	$14

TIAA-CREF Investment Horizon Annuity Prospectus	70

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

In 2004, TIAA and TIAA-CREF Life entered into a series of agreements with Metropolitan Life Insurance Company (“MetLife”) including an administrative agreement for MetLife to service the long-term care business of TIAA and TIAA-CREF Life, an indemnity reinsurance agreement where TIAA and TIAA-CREF Life ceded to MetLife 100% of the long-term care liability and an assumption reinsurance agreement where, after appropriate filings in each jurisdiction, MetLife has begun the process of offering the TIAA and TIAA-CREF Life policyholders the option of transferring their policies from TIAA and TIAA-CREF Life to MetLife. At December 31, 2008 there were still premiums in force of $27 million.

The Company remains liable for reinsurance ceded if the reinsurer fails to meet its obligation on the business assumed. All reinsurance is placed with unaffiliated reinsurers. The Company does not have reinsurance agreements in effect under which the reinsurer may unilaterally cancel the agreement. Amounts shown in the financial statements are reported net of the impact of reinsurance. The major lines in the accompanying financial statements that were reduced by these reinsurance agreements include (in millions):

	2008	2007	2006
Insurance and annuity premiums	$23	$46	$36
Policy and contract benefits	$81	$91	$101
Increase in policy and contract reserves	$50	$187	$32
Reserves for life and health insurance	$686	$736	$923

Note 19—Commercial Paper Program

TIAA began issuing commercial paper in May 1999 and currently has a maximum authorized program of $2 billion. The Company had $ 0 and $952 million outstanding obligations, as of December 31, 2008 and 2007, respectively.

The Company maintains a committed and unsecured 5-year revolving credit facility of $1 billion with a group of banks to support the commercial paper program. This liquidity facility has not been utilized.

Note 20—Capital and Contingency Reserves and Shareholders’ Dividends Restrictions

The portion of contingency reserves represented or reduced by each item below as of December 31 are as follows (in millions):

	2008	2007
Net unrealized capital (losses) gains	$(2,757)	$865
Asset valuation reserve	$4,104	$(698)
Net deferred federal income tax	$13,009	$(57)
Non-admitted asset value	$(12,707)	$(180)
Net change in separate account	$(1)	$—

Capital:  TIAA has 2,500 shares of Class A common stock authorized, issued and outstanding. All outstanding shares of the Company are collectively held by the TIAA Board of Overseers, a nonprofit corporation created to hold the stock of TIAA. By charter, the Company operates without profit to its sole shareholder.

Dividend Restrictions:  Under the New York Insurance Law, the Company is permitted without prior insurance regulatory clearance to pay a stockholder dividend as long as the aggregated amount of all such dividends in any calendar year does not exceed the lesser of (i) 10% of its surplus to policyholders as of the immediately preceding calendar year and (ii) its net gain from operations for the immediately preceding calendar year (excluding realized investment gains). TIAA has not paid dividends to its shareholder and has no plans to do so in the current year.

71	TIAA-CREF Investment Horizon Annuity Prospectus

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Note 21—Contingencies and Guarantees

SUBSIDIARY AND AFFILIATE GUARANTEES:

TGM, a wholly-owned subsidiary of TIAA, was formed for the purpose of issuing notes and other debt instruments and investing the proceeds in compliance with the investment guidelines approved by the Board of Directors of TGM. TGM is authorized to issue up to $5 billion in debt and TIAA’s Board of Trustees authorized TIAA to guarantee up to $5 billion of TGM’s debt. As of December 31, 2008, TGM had $3,295 million of outstanding debt and accrued interest. The Company also provides a $750 million uncommitted and unsecured 364-day revolving line of credit to TGM. During 2008, there were 5 draw downs totaling $172 million that were repaid by December 31, 2008. As of December 31, 2008, there were no outstanding principal or accrued interest on the line of credit.

The Company has a financial support agreement with TIAA-CREF Life. Under this agreement, the Company will provide support so that TIAA-CREF Life will have the greater of (a) capital and surplus of $250 million, (b) the amount of capital and surplus necessary to maintain TIAA-CREF Life’s capital and surplus at a level not less than 150% of the NAIC Risk Based Capital model or (c) such other amount as necessary to maintain TIAA-CREF Life’s financial strength rating at least the same as TIAA’s rating at all times. This agreement is not an evidence of indebtedness or an obligation or liability of the Company and does not provide any creditor of TIAA-CREF Life with recourse to TIAA. The Company made no additional capital contributions to TIAA-CREF Life during 2008 under this agreement. On March 17, 2009, the Company made a $70 million capital contribution to TIAA-CREF Life in accordance with the financial support agreement. The Company also provides a $100 million unsecured 364-day revolving line of credit to TIAA-CREF Life. As of December 31, 2008, $30 million of this facility was maintained on a committed basis for which the Company received a commitment fee of 3 bps per annum on the undrawn committed amount. During 2008, there were 17 draw downs totaling $41 million that were repaid by December 31, 2008. As of December 31, 2008, outstanding principal plus accrued interest was $0.

The Company provides guarantees to the CREF accounts, for which it is compensated, for certain mortality and expense risks, pursuant to an Immediate Annuity Purchase Rate Guarantee Agreement. The Company also provides a $1.0 billion uncommitted line of credit to CREF and the TIAA-CREF Mutual Funds (the “Funds”). Loans under this revolving credit facility are for a maximum of 60 days and are made solely at the discretion of the Company to fund shareholder redemption requests or other temporary or emergency needs of CREF and the Funds. It is the intent of the Company, CREF and the Funds to use this facility as a supplemental liquidity facility, which would only be used after CREF and the Funds have exhausted the availability of the current $1.5 billion committed credit facility that is maintained with a group of banks.

Separate Account Guarantees:  The Company provides mortality and expense guarantees to VA-1, for which it is compensated. The Company guarantees that, at death, the total death benefit payable from the fixed and variable accounts will be at least a return of total premiums paid less any previous withdrawals. The Company also guarantees that expense charges to VA-1 participants will never rise above the maximum amount stipulated in the contract.

The Company provides mortality, expense and liquidity guarantees to REA and is compensated for these guarantees. The Company guarantees that once REA participants begin receiving lifetime annuity income benefits, monthly payments will never be reduced as a result of adverse mortality experience. The Company also guarantees that expense charges to REA participants will never rise above the maximum amount stipulated in the contract. The Company provides REA with a liquidity guarantee to ensure it has funds available to meet participant transfer or cash withdrawal requests. If REA cannot fund participant requests, the Company’s general account will fund them by purchasing Accumulation Units in REA. The Company guarantees that participants will be able to redeem their Accumulation Units at the then current daily Accumulation Unit Value.

TIAA-CREF Investment Horizon Annuity Prospectus	72

NOTES TO STATUTORY–BASIS FINANCIAL STATEMENTS – (continued)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Pursuant to the liquidity guarantee obligation, TIAA General Account owned 576,868 accumulation units issued by the TIAA Real Estate Separate Account as of December 31, 2008. The Company purchased $155.6 million of accumulation units on December 24, 2008. The Company has purchased an additional $845.5 million and approximately 3.2 million accumulation units during 2009.

The Company provides mortality and expense guarantees to VA-3 and is compensated for these guarantees. The Company guarantees that once VA-3 participants begin receiving lifetime annuity income benefits, monthly payments will never be reduced as a result of adverse mortality experience. The Company also guarantees that expense charges to VA-3 participants will never rise above the maximum amount stipulated in the contract.

Leases:  The Company occupies leased office space in many locations under various long-term leases. At December 31, 2008, the future minimum lease payments are estimated as follows (in millions):

Year	2009	2010	2011	2012	2013	Thereafter	Total
Amount	$35	$32	$30	$29	$25	$67	$218

Leased space expense is allocated among the Company and affiliated entities. Rental expense charged to the Company for the years ended December 31, 2008, 2007 and 2006 was approximately $36 million, $32 million and $35 million, respectively.

OTHER CONTINGENCIES AND GUARANTEES:

In the ordinary conduct of certain of its investment activities, the Company provides standard indemnities covering a variety of potential exposures. For instance, the Company provides indemnifications in connection with site access agreements relating to due diligence review for real estate acquisitions, and the Company provides indemnification to underwriters in connection with the issuance of securities by or on behalf of TIAA or its subsidiaries. It is TIAA management’s opinion that the fair value of such indemnifications are negligible and do not materially affect the Company’s financial position, results of operations or liquidity.

Other contingent liabilities arising from litigation and other matters over and above amounts already provided for in the financial statements or disclosed elsewhere in these notes are not considered material in relation to the Company’s financial position or the results of its operations.

73	TIAA-CREF Investment Horizon Annuity Prospectus

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TIAA-CREF Individual & Institutional Services, LLC distributes securities products.

©2009 TIAA-CREF Life Insurance Company (TIAA-CREF Life), 730 Third Avenue, New York, NY 10017

www.tiaa-cref.org 730 Third Avenue, New York, NY 10017-3206

TIAA-CREF Investment Horizon Annuity Prospectus	74

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.*

The expenses for the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$0.00
Printing and engraving	3,000.00
Accounting fees and expenses	20,000.00
Legal fees and expenses	15,000.00
Miscellaneous	2,000.00

TOTAL EXPENSES	$40,000.00

* Estimated.

Item 14.  Indemnification of Directors and Officers.

The TIAA-CREF Life Insurance Company bylaws provide that the TIAA-CREF Life Insurance Company will indemnify, in the manner and to the fullest extent permitted by law, each person made or threatened to be made a party to any action, suit or proceeding, whether or not by or in the right of the TIAA-CREF Life Insurance Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the TIAA-CREF Life Insurance Company, or is or was serving at the request of the TIAA-CREF Life Insurance Company as director, officer or employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director, officer or employee acted, in good faith, for a purpose that he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture trust, employee benefit plan or other enterprise, not opposed to, the best interests of the TIAA-CREF Life Insurance Company and in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. To the fullest extent permitted by law such indemnification shall include judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees. No payment of indemnification, advance or allowance under the foregoing provisions shall be made unless a notice shall have been filed with the Superintendent of Insurance of the State of New York not less than thirty days prior to such payment specifying the persons to be paid, the amounts to be paid, the manner in which payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

Item 15.  Recent Sales of Unregistered Securities

None.

Item 16.  Exhibits.

(1)		Form of Distribution Agreement for the TIAA-CREF Investment Horizon Annuity Contracts between TIAA-CREF Life Insurance Company and TIAA-CREF Individual & Institutional Services, LLC [3]

(2)	None

(3)	(A)	Charter of TIAA-CREF Life Insurance Company[1]
	(B)	Bylaws of TIAA-CREF Life Insurance Company[2]

(4)	(A)	TIAA-CREF Investment Horizon Annuity Contract[3]
	(B)	TIAA-CREF Investment Horizon Annuity Application[2]

(5)	Legality Opinion and Consent of Meredith Kornreich, Esquire

(10)	(A)	Investment Management Agreement dated December 10, 1996, by and between Teachers Insurance and Annuity Association of America and TIAA Life Insurance Company[2]
	(B)	Amended and Restated Service Agreement by and between Teachers Insurance and Annuity Association of America and TIAA-CREF Life Insurance Company dated as of January 1, 1999[2]
	(C)	Financial Support Agreement between Teachers Insurance and Annuity Association of America on behalf of TIAA-CREF Life Insurance Company dated November 2, 1998[2]
	(D)	Tax Allocation Agreement dated January 1, 1998 by and among TIAA Board of Overseers, Teachers Insurance and Annuity Association of America and the direct and indirect subsidiaries of TIAA listed on Schedule A to the Agreement[2]
	(E)	Master Independent Contractor Agreement between Teachers Insurance and Annuity Association of America and McCamish Systems, L.L.C. dated March 4, 2005[2]

(23)	(A)	Consent of Sutherland Asbill & Brennan LLP
	(B)	Consent of PricewaterhouseCoopers LLP

(24)	Powers of Attorney[4]

[1]	Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed December 9, 1998 (File No. 333-61761).

[2]	Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, filed June 13, 2008 (File No. 333-149714).

[3]	Incorporated by reference to the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1, filed July 18, 2008 (File No. 333-149714).

[4]	Incorporated by reference to the Post-Effective Amendment No. 4 to the Registration Statement on Form N-6, filed on January 23, 2009 (File Nos. 333-128699).

Item 17.                 Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TIAA-CREF Life Insurance Company has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Charlotte, and State of North Carolina on the 24th day of April, 2009.

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Eric T. Jones
Eric T. Jones Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on April 24, 2009, in the capacities indicated.

/s/ Eric T. Jones	Chairman, President and Chief Executive Officer
Eric T. Jones

/s/ Linda S. Dougherty	Vice President and Chief Financial Officer
Linda S. Dougherty	(Principal Financial and Accounting Officer)

*	Director
Elizabeth D. Black

*	Director
Sanjeev Handa

*	Director
Nancy Heller

*	Director
Patrick Kennedy

*	Director
Harry I. Klaristenfeld

*	Director
Lisa Mancini

*	Director
Steven Maynard

*	Director
Wayne Williams

*	Signed by Edward L. Hancock, Esq. as attorney-in-fact pursuant to a Power of Attorney effective January 22, 2009.

/s/ Edward L. Hancock
Edward L. Hancock, Esq. Attorney-in-fact

EXHIBIT INDEX

(5)	Legality Opinion and Consent of Meredith Kornreich, Esquire

(23)	(A)	Consent of Sutherland, Asbill & Brennan LLP
	(B)	Consent of PricewaterhouseCoopers LLP